As filed with the Securities and Exchange Commission on February 5, 2004

                                                     Registration No. 333-110259
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                          VISHAY INTERTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                           38-1686453
 (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                          Identification Number)

                               63 Lincoln Highway
                        Malvern, Pennsylvania 19355-2120
                                 (610) 644-1300

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 ---------------

                                Richard N. Grubb
                          Vishay Intertechnology, Inc.
                               63 Lincoln Highway
                        Malvern, Pennsylvania 19355-2120
                                 (610) 644-1300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                -----------------

                                    Copy to:
                             Abbe L. Dienstag, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

                                ----------------

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

                               ----------------

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|-|
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   -----------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      Preliminary Prospectus, Subject to Completion, dated February 5, 2004

                                  (Vishay logo)

                        $500,000,000 Principal Amount of
                  3 5/8% Convertible Subordinated Notes Due 2023
                                       and
          Shares of Common Stock Issuable Upon Conversion of the Notes

      We originally issued $500 million aggregate principal amount of our 3 5/8% Convertible Subordinated Notes due 2023 in a private placement in August 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes.

      Holders may convert the notes into our common stock prior to stated maturity if: (1) the sale price of our common stock reaches specified thresholds; (2) the trading price of the notes falls below specified thresholds;
(3) the notes have been called for redemption; (4) rating assigned to the notes by either one of two rating agencies is lowered by two or more rating levels, the credit rating assigned to the notes is suspended or withdrawn, or neither rating agency is rating the notes; or (5) specified corporate transactions occur.

      The initial conversion rate is 46.9925 shares of our common stock per $1,000 principal amount, which is equivalent to a conversion price of $21.28 per share of common stock. The conversion rate is subject to adjustment upon the occurrence of specified events. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

      We may not redeem the notes before August 1, 2010. On or after that date, we may redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest.

      Holders may require us to purchase all or a portion of their notes on August 1, 2008, August 1, 2010, August 1, 2013 and August 1, 2018. Holders may also require us to purchase all or a portion of their notes, subject to specified exceptions, upon the occurrence of a fundamental change specified in this prospectus.

      The notes will rank junior in right of payment to all of our existing and future senior indebtedness.

      Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of the New York Stock Exchange. However, notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated interdealer quotation system or any securities exchange.

                               -------------------

      Our shares of common stock trade on the New York Stock Exchange under the symbol "VSH". On February 4, 2004, the last sale price of the shares as reported on the New York Stock Exchange was $21.70 per share.

      Investing in our securities involves risks that are described in the "Risk Factors" section beginning on page 7 of this prospectus.

      The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions. We are responsible for the payment of other expenses incident to the registration of the securities.

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     The date of this prospectus is , 2004.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Important Notice about the Information Presented in this Prospectus

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. The business, financial condition, results of operations and prospects of Vishay may have changed since that date.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1
RATIO OF EARNINGS TO FIXED CHARGES...........................................5
FORWARD LOOKING INFORMATION..................................................6
RISK FACTORS.................................................................7
USE OF PROCEEDS.............................................................15
DESCRIPTION OF NOTES........................................................15
DESCRIPTION OF CAPITAL STOCK................................................42
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS............................44
SELLING SECURITYHOLDERS.....................................................51
PLAN OF DISTRIBUTION........................................................52
LEGAL MATTERS...............................................................54
EXPERTS.....................................................................54
WHERE YOU CAN FIND MORE INFORMATION.........................................55

                               PROSPECTUS SUMMARY

      You should read this entire prospectus, including the information set forth under "Risk Factors" and the information incorporated by reference in this prospectus. As used in this prospectus, "Vishay," "company," "we," "us" and "our" refer to Vishay Intertechnology, Inc. and its consolidated subsidiaries, unless otherwise specified.

                          Vishay Intertechnology, Inc.

      Vishay Intertechnology, Inc. is a leading international manufacturer and supplier of passive and active electronic components. Passive components include resistors, capacitors, transducers and inductors. Our offering of active components includes discrete semiconductors, diodes, rectifiers, infrared data communications devices and power and analog switching circuits. Passive electronic components and discrete active electronic components, together with integrated circuits, are the primary elements of almost every electronic circuit. We offer our customers "one-stop" access to one of the most comprehensive electronic component lines of any manufacturer in the United States, Europe and Asia. Our components are used in virtually all types of electronic products, including those in the industrial, automotive, consumer electronics, telecommunications, electronics manufacturing services, computer and military/aerospace markets. We had total net sales of $1.82 billion in 2002 and total net sales of $1.6 billion for the nine months ended September 30, 2003.

      In the past two years, we have taken advantage of the downturn in the electronics industry and the strength of our balance sheet to acquire businesses at prices that we believe would not have been available in other economic environments. In December 2002, we acquired BCcomponents Holdings, a leading manufacturer of passive components in Europe, India and the People's Republic of China, with a broad portfolio of products. Also in 2002, our Measurements Group acquired five manufacturers of transducers and related products that are used in the measurement of stresses, loads, forces and pressure. In November 2001, we acquired General Semiconductor, Inc., a manufacturer of rectifiers, power management devices and other discrete semiconductor components. These acquisitions have broadened our product lines, cushioned the effects of the current downturn and, we believe, helped position our company for growth.

      Our long-term objective is to expand our position as a low-cost producer of a comprehensive line of electronic components. We are led by our founder, Dr. Felix Zandman, and senior executives who collectively have over 150 years of service to Vishay. This management team is focused on continued implementation of our growth strategy, through which we intend to:

      o expand within the electronic components industry, primarily through the acquisition of other manufacturers of electronic components that have established positions in major markets, reputations for product quality and reliability, and product lines with which we have substantial marketing and technical expertise;

      o achieve a leading position in the market for each of our major product lines;

      o reduce selling, general and administrative expenses through the integration or elimination of redundant sales offices and administrative functions at acquired companies;

      o achieve significant production cost savings through the transfer to and expansion of manufacturing operations in regions such as Israel, Mexico, Portugal, the Czech Republic, Malaysia, the Republic of China (Taiwan) and the People's Republic of China, which offer lower labor costs and tax and other government-sponsored incentives;

      o maintain significant production facilities in those regions where we market our products to service our customers;

      o consistently develop, introduce and market new and innovative products; and

      o     strengthen our relationships with customers.

      We were incorporated in Delaware in 1962 and maintain our principal executive offices at 63 Lincoln Highway, Malvern, Pennsylvania 19355-2143. Our telephone number is (610) 644-1300.

      We have two classes of stock: common stock that has one vote per share and Class B common stock that has 10 votes per share. Only the common stock is publicly traded. The Class B common stock is privately held. All references in this prospectus to common stock are to our publicly traded common stock and not to the Class B common stock.

                                  The Offering

      The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled "Description of Notes." For purposes of the description of the notes included in this prospectus, references to "the company," "issuer," "us," "Vishay," "we" and "our" refer only to Vishay Intertechnology, Inc. and do not include our subsidiaries.

Securities Offered     $500,000,000 aggregate principal amount of 3 5/8%
                       Convertible Subordinated Notes due 2023.

Maturity August 1, 2023, unless earlier redeemed, repurchased or converted.

Interest 3 5/8% per year on the principal amount, payable semiannually in arrears on each February 1 and August 1, beginning on February 1, 2004.

Conversion Rights      The notes are convertible at the option of the holder,
                       prior to the close of business on the maturity date, under any of the following circumstances:

                       (i) during any calendar quarter after the quarter ending September 30, 2003, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price per share of our common stock;

                       (ii) during the five-business-day period following any ten consecutive trading days in which the average of the trading prices for the notes was less than 98% of the average last reported sale price of our common stock multiplied by the conversion rate;

                       (iii) if we have called the notes for redemption;

                       (iv) during any period that the credit rating assigned to the notes by either Moody's Investors Service, Inc. or Standard & Poor's Rating Group is reduced by two or more ratings levels from the rating initially assigned by such rating agency to the notes, if the credit rating assigned to the notes is suspended or withdrawn by both such rating agencies or if neither rating agency is rating the notes; or

                       (v) upon the occurrence of specified corporate transactions described under "Description of Notes-Conversion Rights-Conversion Upon Specified Corporate Transactions."

                       For each $1,000 original principal amount of notes surrendered for conversion, holders will receive 46.9925 shares of our common stock. This represents an initial conversion price of $21.28 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, holders will not receive any payment representing accrued and unpaid interest upon conversion of a note; however, we will continue to pay additional amounts, if any, on the notes and the common stock issued upon conversion thereof to the holder in accordance with the registration rights agreement.

                       Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See "Description of Notes--Conversion Rights."

Optional Redemption    On or after August 1, 2010, upon at least 30 days'
                       notice, we may redeem for cash all or a portion of the notes at any time for a price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest, including additional amounts owed, if any, to but excluding the redemption date. See
                       "Description of Notes--Optional Redemption."

Purchase of Notes      Holders of the notes will have the right to require us to
by us at the           purchase all or a portion of their notes on August 1,
Option of the          2008, August 1, 2010, August 1, 2013 and August 1, 2018,
Holder                 each of which we refer to as a purchase date. In each
                       case, we will pay a purchase price equal to 100% of the principal amount of notes to be purchased, plus any accrued and unpaid interest, to but excluding the purchase date. We may elect to pay the purchase price in cash, shares of common stock or any combination of cash and common stock. See "Description of Notes-Purchase of Notes by Us at the Option of the Holders."

Repurchase at the      If we undergo a Fundamental Change (as defined under
Option of Holders      "Description of Notes-Fundamental Change Permits Holders
Upon a Fundamental     to Require Us to Purchase Notes") prior to maturity,
Change                 holders will have the right, at their option, to require
                       us to purchase all of their notes or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. We will pay the following purchase prices expressed as a percentage of the principal amount of the notes plus accrued and unpaid interest and additional amounts, if any, to but excluding the purchase date:

                       Period                                    Purchase Price
                       ------                                    --------------

                       Beginning on August 6, 2003 and ending
                       on July 31, 2008.......................      105.0%
                       August 1, 2008 and thereafter..........      100.0%

                       See "Description of Notes--Fundamental Change Permits Holders to Require Us to Purchase Notes."

                       We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and shares of the common stock. If we elect to pay all or a portion of the purchase price in shares of common stock, the shares of common stock will be valued at 98% of the market price (as defined herein) of the common stock.

Subordination          The notes are junior in right of payment to all of our
                       existing and future senior indebtedness. As of September 30, 2003, we had $336 million of indebtedness outstanding other than the notes, $105 million of which was senior to the notes. As of September 30, 2003, our subsidiaries had approximately $1,381 million of liabilities outstanding which would effectively rank senior to the notes. The indenture under which the notes are issued does not limit our ability and the ability of our subsidiaries to incur additional indebtedness. See
                       "Description of Notes-Subordination of Notes."

Events of Default      The following are events of default under the indenture
                       for the notes:

                       o  we fail to pay principal of any note when due;

                       o we fail to pay interest, including additional amounts, if any, on any note when due and that default continues for 30 days or more;

                       o we fail to comply with or observe any other covenant or warranty in the indenture or in the notes and that failure continues for 60 days or more after written notice as provided in the indenture;

                       o we fail to convert notes into shares of common stock upon exercise of a holder's conversion right and that default continues for 10 days or more;

                       o we or any of our material subsidiaries fail to pay when due, either at its final stated maturity or upon acceleration thereof, any indebtedness (other than indebtedness which is non-recourse to us or any subsidiary) for money borrowed equal to $25 million or more and such failure is not cured, or the acceleration is not rescinded or annulled, within 30 days after written notice as provided in the indenture; and

                       o certain events of bankruptcy, insolvency or reorganization involving us or our material subsidiaries. See "Description of Notes--Events of Default and Remedies."

Registration Rights       We have entered into a registration rights agreement
                          with the initial purchasers of the notes in which we agreed to file the shelf registration statement of which this prospectus is a part with the SEC.

Book-Entry Form           The notes have been issued in book-entry form and are
                          represented by one or more permanent global certificates deposited with, or on behalf of, The
                          Depository Trust Company and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers of the notes may be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except under limited circumstances.

Use of Proceeds           We will not receive any proceeds from the sale of the
                          notes or the shares of common stock offered by this prospectus.

Trading Since their initial issuances the notes have been eligible for trading in the PORTAL Market. However, notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market.

                          We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system, and we cannot assure you about the liquidity of or the development of any trading market for the notes. Our common stock is listed on the New York Stock Exchange under the symbol "VSH."


                       Ratio of Earnings to Fixed Charges

      The following table sets forth the ratio of earnings to fixed charges for the nine months ended September 30, 2003 and for each of the preceding five fiscal years. In calculating these ratios, earnings include pre-tax income before adjustment for minority interest in consolidated subsidiaries plus fixed charges and exclude equity in net income of our affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.


                                            Nine Months                    Year Ended December 31
                                               Ended                       ----------------------
                                          September 30, 2003     2002(1)     2001     2000     1999    1998
                                          ------------------     -------     ----     ----     ----    ----

        Ratio of earnings to
          fixed charges...........                1.84              --       1.39     21.35    3.16    1.72

-----------

(1)   Earnings were insufficient to cover fixed charges by $61,674,000.

                           FORWARD LOOKING INFORMATION

      Some of the statements in this prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry's actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "believe," "expect," "plan," "anticipate," "intend," "estimate," "predict," "potential" and other expressions which indicate future events and trends. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

      The following factors, among others, could cause our or our industry's future results to differ materially from historical results or those anticipated:

      o     overall economic and business conditions;

      o competitive factors in the industries in which we conduct our business;

      o     changes in governmental regulation;

      o     the demand for our goods and services;

      o the fact that our customers may cancel orders they have placed with us, in whole or in part, without advance notice;

      o changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

      o changes in generally accepted accounting principles or interpretations of those principles by governmental agencies and self-regulatory groups;

      o     developments in and results of litigation;

      o interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

      o economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

      o     changes in the cost of raw materials used in our business;

      o the timing, impact and other uncertainties of acquisitions that we may consider or consummate; and

      o our ability to achieve anticipated synergies and other cost savings in connection with such acquisitions.

      These factors and the risk factors described in this document are all of the important factors of which we are aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

                                  Risk Factors

      You should carefully consider the following information with the other information contained or incorporated by reference in this prospectus.

Risk factors related to our business generally

Our business is cyclical and the current decline in demand in the electronic component industry may continue and may become more pronounced.

      We and others in the electronic and semiconductor component industry have experienced in the past three years a decline in product demand on a global basis, resulting in order cancellations and deferrals, lower average selling prices, and a material and adverse impact on our results of operations. This decline has been primarily attributable to a slowing of growth in the personal computer and cellular telephone product markets. If the decrease in the demand for our products continues or becomes more pronounced, or overall supply increases because we or our competitors expand production capacity, our average sales prices could decline further, causing a reduction in our gross margins and operating profits. In addition, the combination of a decline in demand, together with recessionary trends in the global economy makes it difficult for us to predict our future sales, which also makes it more difficult to manage our operations.

We have incurred and may continue to incur restructuring costs.

      To remain competitive, particularly when business conditions are difficult, we attempt to reduce our cost structure through restructuring activities. This includes acquisition-related restructuring, where we attempt to streamline the operations of companies we acquire and achieve synergies between our acquisitions and our existing business. It also includes restructuring our existing businesses, where we seek to eliminate redundant facilities and staff positions and move operations, where possible, to jurisdictions with lower labor costs. In 2002, we recorded restructuring costs of approximately $48 million related to acquisitions and $31 million related to our existing businesses. We incurred $19 million of additional restructuring expenses in the first nine months of 2003 and continued to incur such expenses during the remainder of 2003.

In the past we have grown through acquisitions but this may not continue.

      Our long-term historical growth in revenues and net earnings has resulted in large part from our strategy of expansion through acquisitions. We cannot assure you, however, that we will identify or successfully complete transactions with suitable acquisition candidates in the future. We also cannot assure you that acquisitions that we complete in the future will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our other businesses, our results of operations, enterprise value, market value and prospects could all be materially and adversely affected.

Our debt levels have recently increased, which could adversely affect the perception in the financial markets of our financial condition.

      Our outstanding debt increased from approximately $141 million at the end of 2000 to approximately $836 million at September 30, 2003. This increase reflects the issuance of the notes, net of debt repaid with the proceeds of this issuance. It also reflects our acquisition activity, particularly the acquisition of General Semiconductor, Inc. in November 2001, in which we assumed approximately $170 million in convertible notes issued by General Semiconductor and $85 million in bank debt, and the acquisition of BCcomponents in December 2002, in which we issued or assumed indebtedness of approximately $275 million. The increase in indebtedness was offset somewhat by the repayment of outstanding debt with cash from operations. The marketplace could react negatively to our current debt levels which in turn could affect our share price and also make it more difficult for us to obtain financing in the future. Our higher debt level was one of the factors cited by Moody's Investor Services, Inc. when it announced in April 2003 that it had lowered our debt ratings. On July 31, 2003, Moody's announced that it had upwardly revised its ratings of our debt based on its belief that the restructuring of our credit facility and the issuance of the notes alleviates short term liquidity concerns. On October 31, 2003, Moody's announced that it had downgraded our ratings, citing what it termed the continuing weakness in our business, particularly our passives business, and the possibility of further special charges, particularly in connection with our tantalum purchase commitments.

      In June 2004, holders of our Liquid Yield Option(TM) Notes (LYONs) will have the right to "put" these notes to us at an aggregate price of approximately $235 million, giving effect to our repurchase of a portion of the LYONs with proceeds from our sale of the notes. We believe that, if necessary, we will have adequate cash resources to finance the purchase of any LYONs that are put to us. Also, we may elect to pay all or part of the purchase price for the LYONs that are put to us in shares of our common stock. Nevertheless, our obligation to purchase the LYONs in June 2004 could be a cause of concern in the financial markets and was another factor cited by Moody's when it downgraded our debt.

To remain successful, we must continue to innovate.

      Our future operating results are dependent on our ability to continually develop, introduce and market new and innovative products, to modify existing products, to respond to technological change and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands. If this occurs, we could lose customers and experience adverse effects on our financial condition and results of operations.

Future acquisitions could require us to issue additional indebtedness or equity.

      If we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through bank borrowings or the issuance of public or private debt. This acquisition financing would likely decrease our ratio of earnings to fixed charges and adversely affect other leverage criteria. Under our existing credit facility, we are required to obtain the lenders' consent for certain additional debt financing and to comply with other covenants including the application of specific financial ratios. We are also restricted from paying cash dividends on our capital stock. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms when required. If we were to undertake an acquisition for equity, the acquisition may have a dilutive effect on the interests of the holders of our common stock.

(TM)Trademark of Merrill Lynch & Co., Inc.

Our results are sensitive to raw material availability, quality and cost.

      General: Many of our products require the use of raw materials that are produced in only a limited number of regions around the world or are available from only a limited number of suppliers. Our results of operations may be materially and adversely affected if we have difficulty obtaining these raw materials, the quality of available raw materials deteriorates or there are significant price increases for these raw materials. For example, the prices for tantalum and palladium, two raw materials that we use in our capacitors, are subject to fluctuation. For periods in which the prices of these raw materials are rising, we may be unable to pass on the increased cost to our customers which would result in decreased margins for the products in which they are used. For periods in which the prices are declining, we may be required to write down our inventory carrying cost of these raw materials, since we record our inventory at the lower of cost or market. Depending on the extent of the difference between market price and our carrying cost, this write-down could have a material adverse effect on our net earnings. As discussed below, we have recorded substantial write-downs of tantalum and palladium in the current economic downturn.

      From time to time there have been short-term market shortages of raw materials. While these shortages have not historically adversely affected our ability to increase production of products containing tantalum and palladium, they have historically resulted in higher raw material costs for us. We cannot assure you that any of these market shortages in the future would not adversely affect our ability to increase production, particularly during periods of growing demand for our products.

      Tantalum: We are a major consumer of the world's annual production of tantalum. Tantalum, a metal purchased in powder or wire form, is the principal material used in the manufacture of tantalum capacitors. There are currently three major suppliers that process tantalum ore into capacitor grade tantalum powder. Due to the strong demand for our tantalum capacitors and difficulty in obtaining sufficient quantities of tantalum powder from our suppliers, we stockpiled tantalum ore in 2000 and early 2001. During 2001, we experienced a significant decrease in sales due to declining orders and the deferral or cancellation of existing orders. Our tantalum capacitor business was particularly impacted by the slowdown in sales. Prices for tantalum ore and powder decreased during this period. As a result, we recorded write-downs of $52,000,000 on tantalum during 2001.

      In June 2002, we agreed with Cabot Corporation to amend our two tantalum supply agreements for the supply by Cabot to us of tantalum powder and wire. Pursuant to the amendments, we and Cabot agreed to reduce volumes, and starting in 2003, prices of tantalum products under the agreements and to extend the term of one of the agreements by one year. We also agreed to purchase tantalum products at regular intervals over the term of the agreements. These amendments require us to purchase tantalum products in excess of our current usage requirements.

      In the fourth quarter of 2002 we took charges of approximately $106 million against our contractual commitments to purchase tantalum powder and wire from Cabot through 2006 and wrote-down approximately $25.7 million of our existing inventory of tantalum ore, powder and wire to present market value. In the third quarter of 2003, we took additional charges of approximately $11.4 million against our contractual commitments to purchase tantalum powder and wire from Cabot, and wrote-down inventory on hand by approximately $4.2 million to present market value. We did this because the current market prices of tantalum are substantially below the prices at which we are committed to purchase tantalum under our long-term contracts with Cabot and the prices at which we were carrying our tantalum raw materials inventory. If market prices for tantalum were to decline further, we could be required to record additional write-downs on our tantalum purchase commitments and inventory.

      Palladium: Palladium, a metal used to produce multi-layered ceramic capacitors, is currently found primarily in South Africa and Russia. Palladium is a commodity product subject to price volatility.

The price of palladium has fluctuated in the range of approximately $148 to $1,090 per troy ounce during the last three years. As of December 31, 2003, the price of palladium was approximately $195 per troy ounce. During 2001, 2002 and 2003, we recorded write-downs on our palladium inventories of $18 million, $1.7 million and $1.6 million, respectively.

Our backlog is subject to customer cancellation.

      As of September 30, 2003, our backlog was $434 million. Many of the orders that comprise our backlog may be canceled by our customers without penalty. Our customers may on occasion double and triple order components from multiple sources to ensure timely delivery when backlog is particularly long. They often cancel orders when business is weak and inventories are excessive, a phenomenon that we have experienced in the current economic slowdown. Therefore, we cannot be certain the amount of our backlog does not exceed the level of orders that will ultimately be delivered. Our results of operations could be adversely impacted if customers cancel a material portion of orders in our backlog.

We face intense competition in our business, and we market our products to an increasingly concentrated group of customers.

      Our business is highly competitive worldwide, with low transportation costs and few import barriers. We compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. The electronics components industry has become increasingly concentrated and globalized in recent years and our major competitors, some of which are larger than us, have significant financial resources and technological capabilities.

      Our customers have become increasingly concentrated in recent years, and as a result, their buying power has increased and they have had greater ability to negotiate favorable pricing. This trend has adversely affected our average selling prices, particularly for commodity components.

We may not have adequate facilities to satisfy future increases in demand for our products.

      Our business is cyclical and in periods of a rising economy, we may experience intense demand for our products. During such periods, we may have difficulty expanding our manufacturing to satisfy demand. Factors which could limit such expansion include delays in procurement of manufacturing equipment, shortages of skilled personnel and capacity constraints at our facilities. If we are unable to meet our customers' requirements and our competitors sufficiently expand production, we could lose customers and/or market share. This loss could have an adverse effect on our financial condition and results of operations.

Future changes in our environmental liability and compliance obligations may harm our ability to operate or increase costs.

      Our manufacturing operations, products and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances, wastes and certain chemicals used or generated in our manufacturing processes, employee health and safety labeling or other notifications with respect to the content or other aspects of our processes, products or packaging, restrictions on the use of certain materials in or on design aspects of our products or product packaging and responsibility for disposal of products or product packaging. We establish reserves for specifically identified potential environmental liabilities which we believe are adequate. Nevertheless, we often unavoidably inherit certain pre-existing environmental liabilities, generally based on successor liability doctrines. Although we have never been involved in any environmental matter that has had a material adverse impact on our overall operations, there can be no assurance that in connection with any past or future acquisition we will not be obligated to address environmental matters that could have a material adverse impact on our operations. In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in our operations that any such future regulations might require, or the cost of compliance with these regulations. In order to resolve liabilities at various sites, we have entered into various administrative orders and consent decrees, some of which may be, under certain conditions, reopened or subject to renegotiations.

Our products may experience a reduction in product classification levels under various military specifications.

      We have qualified certain of our products under various military specifications, approved and monitored by the United States Defense Electronic Supply Center, and under certain European military specifications. These products are assigned certain classification levels. In order to maintain the classification level of a product, we must continuously perform tests on the product and the results of these tests must be reported to governmental agencies. If any of our products fails to meet the requirements of the applicable classification level, that product's classification may be reduced to a lower level. A decrease in the classification level for any of our products with a military application could have an adverse impact on the net sales and earnings attributable to that product.

Risk factors relating to Vishay's operations outside the United States

We obtain substantial benefits by operating in Israel, but these benefits may not continue.

      We have increased our operations in Israel over the past several years. The low tax rates in Israel applicable to earnings of our operations in that country, compared to the rates in the United States, have had the effect of increasing our net earnings, although this was not the case in 2002. Also, we have benefited from employment incentive grants made by the Israeli government. Recently, the Israeli government suspended payment on one of these grants after we were forced to lay off a significant number of employees as a result of the current economic downturn. Although we reached agreement with the Israeli government to resume payment on this grant, there can be no assurance that we will maintain our eligibility for this or other existing project grants. There can also be no assurance in the future the Israeli government will continue to offer new grant and tax incentive programs applicable to us or that, if it does, such programs will provide the same level of benefits we have historically received or that we will continue to be eligible to take advantage of them. Any significant increase in the Israeli tax rates or reduction or elimination of the Israeli grant programs that have benefited us could have an adverse impact on our results of operations.

We attempt to improve profitability by operating in countries in which labor costs are low, but the shift of operations to these regions may entail considerable expense.

      Our strategy is aimed at achieving significant production cost savings through the transfer and expansion of manufacturing operations to and in countries with lower production costs, such as Israel, Mexico, Portugal, the Czech Republic, Malaysia, the Republic of China (Taiwan) and the People's Republic of China. In this process, we may experience under-utilization of certain plants and factories in high labor cost regions and capacity constraints in plants and factories located in low labor cost regions. This under-utilization may result initially in production inefficiencies and higher costs. These costs include those associated with compensation in connection with work force reductions and plant closings in the higher labor cost regions, and start-up expenses, manufacturing and construction delays, and increased depreciation costs in connection with the initiation or expansion of production in lower labor cost regions.

      As we implement transfers of certain of our operations we may experience strikes or other types of labor unrest as a result of lay-offs or termination of our employees in high labor cost countries.

We are subject to the risks of political, economic and military instability in countries outside the United States in which we operate.

      We have operations outside the United States, and approximately 69% of our revenues during 2002 were derived from sales to customers outside the United States. Some of the countries in which we operate have in the past experienced and may continue to experience political, economic and military instability or unrest. These conditions could have an adverse impact on our ability to operate in these regions and, depending on the extent and severity of these conditions, could materially and adversely affect our overall financial condition and operating results. In particular, current tensions in the Middle East could adversely affect our business operations in Israel and elsewhere.

Our business was affected by the outbreak of SARS in 2003 and the effects of that outbreak may linger.

      The outbreak of severe acute respiratory syndrome, or SARS, that began in the People's Republic of China adversely affected our business during the first six months of 2003, particularly in Asia where we derived approximately 38% of our revenue in 2002. This impact included disruptions in the operations of our customers, a slowdown in customer orders and reduced sales in certain end markets. If an outbreak of SARS or like disease were to recur on a comparable scale in Asia, we could experience similar disruptions to our business.

Risk factors relating to Vishay's capital structure

The holders of our Class B common stock have effective voting control of Vishay.

      The holders of our Class B common stock have voting control of Vishay. We have two classes of common stock: common stock and Class B common stock. The holders of our common stock are entitled to one vote for each share held, while the holders of our Class B common stock are entitled to 10 votes for each share held. Currently, the principal holder of our Class B common stock, our chairman and chief executive officer, controls approximately 50.5% of our outstanding voting power. As a result, this holder of Class B common stock can effectively cause the election of directors and approve other actions as a stockholder without the approval of other stockholders of Vishay.

The existence of our Class B common stock may deprive other stockholders of a premium value for their shares in a takeover.

      The control that holders of our Class B common stock have over our company may make us less attractive as a target for a takeover proposal. It may also discourage a merger proposal or foreclose a proxy contest for the removal of the incumbent directors, even if such actions were favored by a substantial majority of our stockholders other than the holders of our Class B common stock. Accordingly, this may deprive the holders of our common stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition of Vishay with or by another company.

We have a staggered board of directors which could make a takeover of Vishay difficult.

      At our most recent annual meeting of stockholders, our stockholders approved a proposal to stagger our board of directors. A staggered board of directors might discourage, delay or prevent a change in control of our company by a third party and could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. Also, as a consequence of our staggered board, directors may not be removed without cause, even though a majority of stockholders may wish to do so.

Risk factors relating to the notes

Because the notes are subordinated to our senior debt and effectively subordinated to the debt and other liabilities of our subsidiaries, you may not receive full payment on your notes.

      The notes are junior in right of payment to all of our debt, other than any future debt that expressly provides that it ranks pari passu with, or is subordinated in right of payment to, the notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the notes.

      In addition, all payments on the notes may be blocked in the event of a payment default until cured, or for up to 179 days in the event of certain non-payment defaults of senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate in our assets with trade creditors and all other holders of our debt. However, because the indenture for the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding to be paid to holders of senior debt instead, holders of the notes may receive less ratably than holders of our other debt in any such proceeding. In any of these cases, holders of the notes may not be paid in full.

      As of September 30, 2003, we had $336 million of debt outstanding other than the notes, $105 million of which is senior in right of payment to the notes.

      The notes are also effectively subordinated in right of payment to all debt and other liabilities of all of our subsidiaries.

      We derive substantially all our revenues from, and hold substantially all our assets through, our subsidiaries. As a result, we depend on distributions and advances from our subsidiaries in order to meet our payment obligations under the notes and our other obligations. In general, these subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any indebtedness of that subsidiary senior to that held by us, including secured indebtedness to the extent of the assets securing such indebtedness. As of September 30, 2003, our subsidiaries had approximately $1,381 million of liabilities outstanding which would effectively rank senior to the notes.

      The indenture under which the notes are issued does not limit our ability or the ability of our subsidiaries to incur additional indebtedness.
See "Description of Notes--Subordination."

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors and our stock price may be volatile and could decline substantially.

      The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. From the beginning of 2002 to December 31, 2003, the reported high and low sales prices for our common stock ranged from a low of $6.70 per share to a high of $26.15 per share. The market price of our common stock will likely continue to fluctuate in response to factors including those listed elsewhere in this "Risk Factors" section, under the caption "Forward Looking Information" and the following, many of which are beyond our control:

      o     quarterly fluctuations in our operating and financial results;

      o changes in financial estimates and recommendations by financial analysts;

      o fluctuations in the stock price and operating results of our competitors;

      o     our credit rating with major credit rating agencies;

      o the prevailing interest rates being paid by other companies similar to us;

      o     other financing activity in which we may engage;

      o     our financial condition, financial performance and future prospects;
            and

      o     the overall condition of the financial markets.

      The stock markets in general, including the New York Stock Exchange, have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our notes and our common stock.

      In addition, the existence of the notes may encourage short selling in our common stock by market participants which could depress the price of our common stock.

We may be unable to repay or repurchase the notes.

      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, holders of the notes will have the right to require us to repurchase all or a portion of their notes on August 1, 2008, August 1, 2010, August 1, 2013 and August 1, 2018 or if a "Fundamental Change," as defined in the indenture, occurs. If a purchase date or a Fundamental Change occurs at a time when we are prohibited from purchasing or redeeming notes under our revolving bank credit facility we could seek the consent of our lenders to redeem the notes or attempt to refinance the notes or, if permitted to do so at the time, pay the purchase or redemption price in shares of our common stock. We cannot assure you that we will have sufficient funds or will be able to obtain any required consents or arrange for additional financing to pay the principal amount at maturity or repurchase price when due. Our failure to repay the notes at maturity or to repurchase any tendered notes would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our other debt.

In such event, holders of the notes would be subordinate in right of payment to holders of all of our senior debt.

The notes are not protected by restrictive covenants.

      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under "Description of Notes--Fundamental Change Permits Holders to Require Us to Purchase Notes."

Shares eligible for public sale after this offering could adversely affect our stock price and in turn the market price of the notes.

      The future sale of a substantial number of our shares of common stock in the public market, or the perception that such sales could occur, could significantly reduce our stock price which, in turn, could adversely affect the market price of the notes. It could also make it more difficult for us to raise funds through equity offerings in the future.

We cannot assure you that a trading market will exist for the notes.

      Although a market in the notes is currently being made by certain financial institutions, this market making activity may be discontinued at any time without notice. Consequently, we cannot ensure that the market for the notes will be maintained. If an active market for the notes is not sustained, the trading price of the notes could be materially and adversely affected, and the notes could trade at prices that may be lower than the initial offering price of the notes.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.

      The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

The market price for the notes may be affected by their ratings.

      The notes have been assigned a rating by each of Moody's Investor Services, Inc. and Standard & Poor's Rating Group. If the ratings assigned to the notes were reduced or withdrawn in the future, the market price of the notes and our common stock could be adversely affected. Also, a negative change in the rating of other debt that we issue could adversely affect the trading value of the notes.

                               USE OF PROCEEDS

      We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered by this prospectus.

                             DESCRIPTION OF NOTES

      The notes were issued under an indenture dated as of August 6, 2003, between us and Wachovia Bank, National Association, as trustee. Copies of the indenture and the registration rights agreement entered into with the initial purchasers of the notes are filed as exhibits to the registration statement of which this prospectus forms a part and may be obtained in the manner indicated under "Where You Can Find More Information." The following is a summary of certain provisions of the indenture and the registration rights agreement and does not purport to be complete. Reference should be made to all provisions of the indenture and the registration rights agreement, including the definitions of certain terms contained therein. As used in this section, the terms "Vishay," the "company," "we," "us" and "our" refer to Vishay Intertechnology, Inc., but not any of our subsidiaries, unless the context requires otherwise.

General

      The notes are our general unsecured obligations. Our payment obligations under the notes are subordinated in right of payment to all of our existing and future senior indebtedness and are effectively subordinated to all existing and future liabilities of our subsidiaries. See "--Subordination of Notes." The indenture under which the notes are issued does not limit us or our subsidiaries from incurring additional indebtedness.

      The notes will mature on August 1, 2023, and are limited to an aggregate principal amount of $500 million.

      Holders of notes have the option, subject to fulfillment of certain conditions and during the periods described below, to convert their notes into shares of our common stock initially at a conversion price of $21.28 per share of common stock, subject to adjustments as described below. This is equivalent to a conversion rate of approximately 46.9925 shares of common stock per $1,000 principal amount of notes. Upon conversion of a note, holders will receive only shares of our common stock and a cash payment to account for fractional shares. In lieu of delivering common stock upon conversion of all or any portion of the notes, we may elect to pay holders surrendering notes for conversion cash or any combination of cash and common stock as described herein. See "Description of the Notes--Conversion Rights."

      The notes accrue interest at a rate of 3 5/8% per annum from August 6, 2003, or from the most recent interest payment date to which interest has been paid or duly provided for, and any accrued and unpaid interest and additional amounts, if any, will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning February 1, 2004. Interest will be paid to the person in whose name a note is registered at the close of business on the January 15 or July 15 (any of which we refer to as a "record date") immediately preceding the relevant interest payment date. However, in the case of a note redeemed by us at our option or repurchased upon the occurrence of a Fundamental Change, as described below, during the period from the applicable record date to, but excluding, the next succeeding interest payment date, accrued interest will be payable to the holder of the note redeemed or repurchased, and we will not be required to pay interest on such interest payment date in respect of any such note (or portion thereof). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding the related interest payment date or date of maturity, as the case may be.

      We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, securing our debt or issuing or repurchasing our securities.

      Holders of notes are not afforded protection in the event of a highly leveraged transaction, or a change of control of us under the indenture, except to the extent described below under the caption "--Fundamental Change Permits Holders to Require Us to Purchase Notes."

      Principal, interest and additional amounts, if any, on the notes will be payable in same-day funds by transfer to an account maintained by the payee at the office or agency maintained for such purpose. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

      If any interest payment date, maturity date, purchase date or Fundamental Change repurchase date falls on a day that is not a business day, the required payment of principal, interest and additional amounts, if any, will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, purchase date or Fundamental Change repurchase date, as the case may be, to the date of payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

      The notes have been issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers of the notes may be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except under limited circumstances. For so long as the notes are held in book-entry form, references in this section to holders of the notes, unless the context otherwise requires, refers to beneficial owners of interests in the global notes acting through DTC and its participants in accordance with the practices and procedures of DTC and those participants. See "--Book Entry; Global Notes."

Ranking

      The notes are junior in right of payment to all of our existing and future senior indebtedness. As of September 30, 2003, we had $336 million of indebtedness outstanding other than the notes, $105 million of which were senior to the notes. The notes are also effectively subordinated in right of payment to all debt and other liabilities of our subsidiaries. As of September 30, 2003, our subsidiaries had approximately $1,381 million of liabilities outstanding which effectively rank senior to the notes. The indenture does not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, or limit the amount of assets that we can use to secure our other indebtedness, nor does the indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

Conversion Rights

      Subject to the conditions and during the periods described below, prior to the close of business on the maturity date of the notes (subject to prior redemption or repayment), holders may convert all or some of their notes into shares of our common stock initially at a conversion price of $21.28 per share of common stock. This is equivalent to a conversion rate of approximately
46.9925 shares of common stock per $1,000 principal amount of notes. The conversion rate and the equivalent conversion price in effect at any given time are subject to adjustment as described below. A note for which a holder has delivered a purchase notice or a notice requiring us to redeem such note upon a Fundamental Change may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

      Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below.

      Except as described below under "--Conversion Price Adjustments," no adjustment will be made on conversion of any notes for any interest or additional amounts accrued on the notes or for dividends on any common stock issued. If notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such notes must be accompanied by funds equal to the interest and additional amounts, if any, payable on such succeeding interest payment date on the principal amount so converted; provided, however, no such funds need be paid if (1) a payment default has occurred and is continuing or (2) we have specified a redemption date that is after a record date and prior to the next interest payment date. Holders will not receive any cash payments representing accrued interest upon conversion except with respect to notes converted on an interest payment date. Delivery of shares of common stock into which a note is convertible, together with any cash payment in lieu of any fractional shares, will satisfy our obligation to pay the principal amount of such note and the accrued but unpaid cash interest through the conversion date. Thus, the accrued but unpaid interest through the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding conversion of any notes, the holders of the notes and any common stock issuable upon conversion thereof will continue to be entitled to receive additional amounts in accordance with the registration rights agreement. See "--Registration Rights." For a discussion of the tax treatment to you of receiving our common stock upon conversion. See "Certain United States Federal Income Tax Considerations."

      We are not required to issue fractional shares of common stock upon conversion of notes and, in lieu of such fractional shares, we will pay a cash adjustment based upon the average last reported sale price (as defined below) of the common stock during the five trading days immediately preceding the date of conversion.

      In the event any holder exercises its right to require us to purchase any notes on any purchase date, such holder's conversion right with respect to such notes will terminate on the close of business on the relevant purchase date, unless we default on the payment due upon purchase of such notes or the holder elects to withdraw the submission of election to have such notes purchased. See "--Purchase of Notes by Us at the Option of the Holders." In the event any holder exercises its right to require us to repurchase any notes upon a Fundamental Change, such holder's conversion right with respect to such notes will terminate on the close of business on the Fundamental Change purchase date, unless we default on the payment due upon repurchase or the holder elects to withdraw the submission of election to repurchase. See "--Fundamental Change Permits Holders to Require Us to Purchase Notes."

      The right of conversion attaching to any note may be exercised by the holder, if the conditions to conversion are met, by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. Such notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date will be the date on which the note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. The note will be deemed to have been converted immediately prior to the close of business on the conversion date. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

      In lieu of delivering shares of common stock upon conversion of all or any portion of the notes, we may elect to pay holders surrendering notes for conversion an amount in cash for each $1,000 principal amount of notes equal to the average of the last reported sale prices (as defined below) for the five consecutive trading days (i) immediately following the date of our notice of our election to deliver cash, as described below, if we have not given notice of redemption, or (ii) ending on the third trading day prior to the conversion date, in the case of a conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on the conversion date.

      We will inform holders through the trustee no later than two business days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of shares of common stock, unless we have already informed holders of our election in connection with our optional redemption of the notes as described below under "--Optional Redemption." If we elect to deliver all of such payment in shares of common stock, the shares of common stock will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of common stock, will be made to holders surrendering notes no later than the tenth business day following the conversion date. If an event of default, as described below under "--Events of Default" (other than a default in a cash payment upon conversion of the notes) has occurred and is continuing or during any period when we are prohibited from making payments on the notes pursuant to the subordination provisions of the notes as described below under "--Subordination of Notes," we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares).

      Our ability to pay holders cash in lieu of shares of common stock upon a conversion of the notes is prohibited under our existing credit facility and may be prohibited or limited in the future by the terms of our borrowing agreements in effect from time to time.

Conversion upon satisfaction of sale price condition

      A holder may surrender any of its notes for conversion into shares of our common stock in any calendar quarter after the quarter ending September 30, 2003 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price per share of our common stock on such last trading day.

      The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion based on trading price of the notes

      A holder also may surrender any of its notes for conversion into shares of our common stock during the five-business-day period following any ten consecutive trading days in which the average of the trading prices for the notes was less than 98% of the average of the last reported sale prices of our common stock during such period multiplied by the conversion rate.

      The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $10,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot be obtained, but two such bids are obtained by the trustee, then the average of the two bids shall be used. If the trustee cannot reasonably obtain at least two bids for $10,000,000 principal amount of the notes from a nationally recognized securities dealer on any date, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes on such date, then the trading price of the notes on such date will be deemed to be equal to 97.9% of (i) the conversion rate of the notes on the date of determination multiplied by (ii) the last reported sale price of our common stock on such date.

      The trustee will determine the trading price after being requested to do so by us. We will have no obligation to make that request unless a holder of notes provides us with reasonable evidence that the trading price of the notes may be less than 98% of the average last reported sale prices of our common stock multiplied by the applicable conversion rate for the applicable period. If a holder provides such evidence, we will instruct the trustee to determine the trading price of the notes for the applicable period.

Conversion upon credit rating event

      A holder may surrender its notes for conversion into shares of our common stock any time during any period in which the respective ratings assigned to the notes by either Moody's Investor Services, Inc. or Standard & Poor's Rating Group is reduced by two or more ratings levels from the rating initially assigned by such rating agency to the notes, if the credit rating assigned to the notes is suspended or withdrawn by both such rating agencies or if the notes are no longer rated by at least one of these rating agencies. On October 31, 2003, Moody's downgraded its rating for the notes by one level from the initially assigned rating of B2 to B3.

Conversion upon notice of redemption

      If we call any or all of the notes for redemption, holders may convert notes into our common stock at any time prior to the close of business on the second business day prior to the redemption date, even if the notes are not otherwise convertible at such time. Upon conversion after a redemption call, we may, at our option, in lieu of delivering shares of common stock to the holder, elect to pay an amount in cash as described herein. We will give notice of our election to pay cash in lieu of common stock in the notice of redemption.

Conversion upon specified corporate transactions

If we elect to:

      o distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

      o distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date and our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

      In addition, if we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and, at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its notes immediately prior to the effective date of for such transaction. If the transaction also constitutes a Fundamental Change as defined below, a holder can require us to purchase all or a portion of its notes as described under "--Fundamental Change Permits Holders to Require Us to Purchase Notes."

Conversion price adjustments

      The conversion price is subject to adjustment (under formulae set forth in the indenture) in certain circumstances, including:

      (i) the issuance of our common stock as a dividend or distribution on our common stock;

      (ii)  certain subdivisions and combinations of our common stock;

      (iii) the issuance to all holders of our common stock of certain rights or warrants to purchase, for a period expiring within 60 days after the date of issuance, our common stock at a price per share less than the current market price (as defined in the indenture);

      (iv) the distribution to all holders of our common stock of shares of our capital stock (other than common stock), cash, evidences of our indebtedness or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above); and

      (v) the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

      The fair market value of other consideration payable under clause (v) above will be calculated as of the expiration of the tender offer or exchange offer.

      In the case of:

      o     any reclassification or change of our common stock; or

      o consolidation, merger, share exchange or combination involving us or a sale, conveyance or other disposition to another corporation of our property and assets as an entirety or substantially as an entirety, in each case, as a result of which holders of our common stock will be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities, other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale, conveyance or other disposition had such notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, share exchange, combination, sale, conveyance or other disposition (assuming, in a case in which our stockholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the stock, other securities, other property or assets receivable in connection therewith and would have received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Fundamental Change requiring us to offer to repurchase the notes. See "--Fundamental Change Permits Holders to Require us to Purchase Notes." The adjustment will not be made for a consolidation, merger or share exchange or combination that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

      Certain adjustments to, or failures to adjust, the conversion price of the notes may cause holders of notes or common stock to be treated for United States federal income tax purposes as having received a taxable distribution under the federal income tax laws. See "Certain U.S. Federal Income Tax Considerations." We may, at our option, make such reductions in the conversion price as our board of directors deems advisable to avoid or diminish any potential income tax liability to the holders of our common stock which may result from the absence of such adjustments.

      In addition, we may from time to time (to the extent permitted by law) reduce the conversion price underlying the notes by any amount for any period of at least 20 days, in which case we will give at least 15 days' notice of such decrease, if our board of directors has made a determination that such decrease would be in our interests, which determination will be conclusive.

      No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% of the conversion price then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

Optional Redemption

      No sinking fund is provided for the notes. Prior to August 1, 2010, the notes will not be redeemable. On or after August 1, 2010, we may redeem for cash all or a portion of the notes at any time for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, including any additional amounts, to but excluding the redemption date. We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest, including any additional amounts, will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

      Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. Upon conversion after a redemption call, we may, at our option, in lieu of delivering shares of common stock to the holder, elect to pay an amount in cash for each $1,000 principal amount of notes equal to the average last reported sale price per share of common stock for the five consecutive trading days ending on the third trading day prior to the conversion date multiplied by the then applicable conversion rate. We will give notice of our election to pay cash in lieu of shares of common stock upon a conversion in the notice of redemption.

      If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

      If the trustee selects notes for partial redemption and a holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

Purchase of Notes by Us at the Option of the Holders

      Holders have the right to require us to purchase all or a portion of their notes on August 1, 2008, August 1, 2010, August 1, 2013 and August 1, 2018 (each, a "purchase date"). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the third business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes.

      The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, to, but excluding, the purchase date.

      We may, at our option, elect to pay the purchase price in cash, shares of common stock or any combination of cash and common stock.

      On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a company notice together with a form of purchase notice. Our company notice will state, among other things:

      o     the purchase price and the then applicable conversion rate;

      o     the name and address of the paying agent and the conversion agent;

      o that notes as to which a purchase notice has been given may be converted only if the purchase notice is withdrawn in accordance with the indenture;

      o the procedures that holders must follow to require us to purchase their notes;

      o     a brief description of the conversion rights of the notes;

      o     the procedures for withdrawing a purchase notice;

      o whether we will pay the purchase price of notes in cash, shares of common stock or any combination of cash and shares of common stock, specifying the percentages of each; and

      o if we elect to pay in shares of common stock, that the number of shares of common stock to be issued will be equal to the purchase price divided by the market price of our common stock (as defined in this section below) and the method of calculating the market price.

      In connection with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

      The purchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

      o     the relevant purchase date;

      o if certificated notes have been issued, the certificate numbers of the notes to be purchased;

      o the portion of the principal amount of notes to be purchased, in integral multiples of $1,000;

      o that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

      o in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

            (i) to withdraw the purchase notice as to some or all of the notes to which it relates; or

            (ii) to receive cash in such event in respect of the entire purchase price for all notes or potions of notes subject to such purchase notice.

      If the holder fails to indicate its choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

      If the notes are not in certificated form, exercise of the purchase right must comply with appropriate DTC procedures.

      Holders may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

      o     the principal amount of the withdrawn notes;

      o if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

      o the principal amount, if any, which remains subject to the purchase notice.

      If the notes are not in certificated form, a withdrawal must comply with appropriate DTC procedures.

      If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares divided by the market price of the common stock. The "market price" of the common stock means the average last reported sale prices of our common stock for the five-day trading period ending on the third trading day prior to the applicable purchase date.

      Because the market price of the common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the shares of common stock to be received from the date such market price is determined to such purchase date.

      Our right to purchase notes, in whole or in part, with common stock is subject to various conditions, including:

      o our providing timely written notice, as described above, of our election to purchase all or part of the notes with common stock;

      o our common stock then being listed on a national securities exchange or quoted on the Nasdaq National Market;

      o information necessary to calculate the market price of our common stock then being published in a daily newspaper of national circulation;

      o our registration of the common stock under the Securities Act and the Exchange Act, if required; and

      o our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes entirely in cash. Except in this circumstance, we may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders regarding purchase of the notes.

      In connection with any purchase offer, we will:

      o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

      o file a Schedule TO, if required, or any other required schedule under the Exchange Act.

      Holders must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. Holders will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money and/or shares of common stock, as applicable, sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

      o the purchased notes will cease to be outstanding and interest and any additional amounts will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

      o all other rights of the holders of the purchased notes will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

      Our ability to purchase notes with cash may be limited by the terms of our then existing borrowing agreements.

      We may not purchase any notes at the option of holders (other than through the issuance of shares of common stock and cash in lieu of fractional shares) if there has occurred and is continuing an event of default with respect to the notes other than a default in the payment of the purchase price with respect to such notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

      If a Fundamental Change (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to purchase any or all of their notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. We will pay the following purchase prices expressed as a percentage of the principal amount of such notes plus accrued and unpaid interest and additional amounts, if any, to but excluding the Fundamental Change purchase date:


Period                                                     Purchase Price
------                                                     --------------

Beginning on August 6, 2003 and ending on July 31,             105.0%
  2008.............................................
August 1, 2008 and thereafter......................            100.0%


      Instead of paying the purchase price in cash, we may elect to pay the purchase price in shares of our common stock, cash or a combination of common stock and cash, at our option. If we elect to pay all or a portion of the purchase price in shares of common stock, the shares of the common stock will be valued at 98% of the market price (as defined above under "--Purchase of Notes by Us at the Option of the Holders") of our common stock. However, we may not pay the purchase price in shares of common stock or a combination of shares of common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture including those described below.

      A "Fundamental Change" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

      (i) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries, our or their employee benefit plans or permitted holders (as defined below), files a Schedule 13D or Schedule TO (or any successor to those schedules) disclosing that such person or group has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of 50% or more of the voting power of our common stock and Class B common stock or other capital stock into which our common stock or Class B common stock is reclassified or changed;

      (ii) permitted holders file a Schedule 13D or Schedule TO (or any successors to those schedules) stating that they have become beneficial owners of our voting stock representing more than 80%, in the aggregate, of the voting power of our common stock and Class B common stock or other capital stock into which our common stock or Class B common stock is reclassified or changed, with certain exceptions;

      (iii) consummation of any share exchange, consolidation or merger of our company pursuant to which our common stock and Class B common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided that a transaction where the holders of such capital stock immediately prior to such transaction own, directly or indirectly, more than 50% of aggregate voting power of all classes of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event will not be a Fundamental Change;

      (iv) continuing directors (as defined below) cease to constitute at least a majority of our board of directors;

      (v) our stockholders approve any plan or proposal for the liquidation or dissolution of the company; or

      (vi) our common stock ceases to be listed on a national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

      A Fundamental Change will not be deemed to have occurred, however, if either:

      (i) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, equals or exceeds 105% of the conversion price of the notes in effect immediately before the later of Fundamental Change or the public announcement thereof; or

      (ii) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

      "Permitted holders" means each of Dr. Felix Zandman or his wife, children or lineal descendants, the Estate of Mrs. Luella B. Slaner or her children or lineal descendants, any trust established for the benefit of such persons, or any "person" (as such term is used in Section 13(d) or 14(d) of the Exchange
Act), directly or indirectly, controlling, controlled by or under common control with any such person mentioned in this paragraph or any trust established for the benefit of such persons or any charitable trust or non-profit entity established by a permitted holder, or any group in which such permitted holders hold more than a majority of the voting power of our common stock and Class B common stock deemed to be beneficially owned by such group.

      "Continuing director" means a director who either was a member of our board of directors on July 31, 2003 or who becomes a director of the company subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

      On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the Fundamental Change together with a form of purchase notice to be used by the holders exercising the purchase right. Our Fundamental Change notice will state, among other things:

      o     the events causing a Fundamental Change;

      o     the date of the Fundamental Change;

      o whether we will pay the Fundamental Change purchase price in cash, common stock or a combination thereof, specifying the percentages of each;

      o     the Fundamental Change purchase price;

      o     the termination date for the exercise of the purchase right;

      o     the Fundamental Change purchase date;

      o     the name and address of the paying agent and conversion agent;

      o     the conversion price and any adjustments to the conversion price;

      o that the notes with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture;

      o the procedures that holders must follow to require us to purchase their notes; and

      o if we elect to pay in common stock, that the number of shares of common stock to be issued will be equal to the purchase price divided by 98% of the market price of our common stock (as defined above) and the method of calculating the market price.

      In connection with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

      To exercise the purchase right, holders must deliver the notes to be purchased to the paying agent. If the notes are in certificated form, they must be duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the notes duly completed. This delivery must be made on or before a date specified as the termination date for exercise of the purchase right that is not later than 35 business days from the date we mail the Fundamental Change Notice, subject to extension to comply with applicable law. The purchase notice must state:

      o if the notes are certificated, the certificate numbers of the notes to be delivered for purchase;

      o the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof;

      o that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

      o in the event we elect, pursuant to the notice that we are required to give, to pay the Fundamental Change purchase price in common stock, in whole or in part, but the Fundamental Change purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the Fundamental Change purchase price or portion of the Fundamental Change purchase price in common stock is not satisfied prior to the close of business on the Fundamental Change purchase date, as described below, whether the holder elects:

         (1) to withdraw the purchase notice as to some or all of the notes to which it relates; or

         (2) to receive cash in respect of the entire Fundamental Change purchase price for some or all of the notes subject to the purchase notice.

      If a holder fails to indicate its choice with respect to the election described in the final bullet point above, it will be deemed to have elected to receive cash in respect of the entire Fundamental Change purchase price for all notes subject to the purchase notice in these circumstances. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

      If the notes are not in certificated form, exercise of the purchase right must comply with appropriate DTC procedures.

      A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal must state:

      o     the principal amount of the withdrawn notes;

      o if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

      o the principal amount, if any, which remains subject to the purchase notice.

      If the notes are not in certificated form, a withdrawal must comply with appropriate DTC procedures.

      Holders that have exercised the purchase right will receive payment of the Fundamental Change purchase price on a purchase date promptly following the termination date for the exercise of the right. Holders must either effect book-entry transfer or deliver the notes, together with necessary endorsements to receive payment of the purchase price. If the paying agent holds money sufficient to pay the Fundamental Change purchase price of the notes on the purchase date, then:

      o the purchased notes will cease to be outstanding and interest and any additional amounts will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

      o all other rights of the holders of the purchased notes will terminate (other than the right to receive the Fundamental Change purchase price and previously accrued and unpaid interest including any additional amounts upon delivery or transfer of the notes).

      In connection with any purchase rights resulting from a Fundamental Change, we will comply with all applicable provisions of the tender offer rules under the Exchange Act, as described above.

      The purchase rights of the holders could discourage a potential acquirer of our company. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of our company by any means or part of a plan by management to adopt a series of anti-takeover provisions.

      The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving our company.

      If we elect to pay the Fundamental Change purchase price, in whole or in part, in shares of our common stock, we will pay cash for all fractional shares.

      Because the market price of the common stock is determined prior to the applicable Fundamental Change purchase date, holders will bear the market risk with respect to the value of the common stock to be received from the date the market price is determined to the Fundamental Change purchase dated.

      Our right to purchase notes, in whole or in part, with common stock is subject to various conditions, including:

      o our providing timely written notice, as described above, of our election to purchase all or part of the notes with common stock;

      o our common stock then being listed on a national securities exchange or quoted on the Nasdaq National Market;

      o information necessary to calculate the market price of our common stock then being listed is published in a daily newspaper of national circulation;

      o our registration of the common stock under the Securities Act and the Exchange Act, if required; and

      o our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If those conditions are not satisfied with respect to a holder prior to the close of business on the Fundamental Change purchase date, we will pay the Fundamental Change purchase price of the notes entirely in cash. Except in this circumstance, we may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes.

      Upon determination of the actual number of shares of our common stock to be paid upon redemption of the notes, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

      The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      No notes may be purchased at the option of holders (other than through the issuance of shares of common stock and cash in lieu of fractional shares) upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the notes.

      If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price in cash. See "Risk Factors" under the caption "We maybe unable to repay or repurchase the notes." If we fail to purchase the notes when required following a Fundamental Change, we will be in default under the indenture. Under our credit facility as currently in effect, the occurrence of a Fundamental Change would be an event of default and allow the lenders to accelerate the debt under that facility. This could result in an event of default under the notes. See "--Events of Default and Remedies." In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Merger and Consolidation

      The indenture provides that we may not consolidate or merge with or into, or transfer, lease or convey all or substantially all of our properties or assets to another corporation, person or entity unless, among other items:

      o either we are the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia and the successor or purchaser expressly assumes our obligations on the notes under a supplemental indenture in a form reasonably satisfactory to the trustee;

      o in all cases, immediately after giving effect to the transaction, no default or event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

      o we have delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

      Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as the issuer in the indenture, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

Events of Default and Remedies

      An event of default is defined in the indenture as being:

      (i) a default in payment of the principal of the notes when due at maturity, upon redemption, repurchase or otherwise;

      (ii) a default for 30 days in payment of any installment of interest or any additional amounts with respect to the notes;

      (iii) a default for 10 days in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right;

      (iv) a failure to comply with or observe in any material respect any other covenant or agreement in respect of the notes contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

      (v) a default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our material subsidiaries, which default:

            o is caused by a failure to pay when due any principal on such indebtedness at the final stated maturity date of such indebtedness, which failure continues beyond any applicable grace period, or

            o results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

            and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default at the final stated maturity thereof or the maturity of which has been so accelerated, aggregates to $25 million or more and such payment default is not cured or such acceleration is not annulled within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding; or

      (vi) certain events of bankruptcy, insolvency or reorganization affecting us or our material subsidiaries.

      A "material subsidiary" means a subsidiary of ours, including such subsidiary's subsidiaries, which meets any of the following conditions:

      o our and our subsidiaries' investments in and advances to such subsidiary exceed 5% of our total assets and the total assets of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

      o our and our subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds 5% of our total assets and the total assets of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

      o our and our subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exceeds 5% of our income and the income of our subsidiaries before such items consolidated as of the end of the most recently completed fiscal year.

      If an event of default (other than an event of default specified in clause
(vi) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest, including accrued and unpaid additional amounts, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest, including any accrued and unpaid additional amounts, will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (vi) above occurs, all unpaid principal of and accrued and unpaid interest, including any additional amounts, on the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal, interest or additional amounts, if any, or redemption price, purchase price or Fundamental Change purchase price, if applicable, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of and interest or any additional amounts, on the notes that have become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

      A holder of notes may pursue any remedy under the indenture only if:

      o the holder gives the trustee written notice of a continuing event of default on the notes;

      o the holder of at least 25% in aggregate principal amount of the notes then outstanding makes a written request to the trustee to pursue the remedy;

      o the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

      o the trustee fails to act for a period of 60 days after the receipt of notice and offer of indemnity; and

      o during that 60-day period, the holders of a majority in principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request.

      This provision does not, however, affect the right of a holder of notes to sue for enforcement of the payment of the principal, interest or additional amounts, if any, or redemption price, purchase price or Fundamental Change purchase price, if applicable, of or on the holder's note on or after the respective due dates expressed in its note or the holder's right to convert its note in accordance with the indenture.

      The holders of no less than a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal or interest, including any additional amounts, on the notes (other than the nonpayment of principal, interest or additional amounts on the notes that have become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes then outstanding.

      We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

      o reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

      o reduce the principal of or change the fixed maturity of any note or, other than as set forth in the paragraph below, alter the provisions with respect to the redemption or repurchase of the notes;

      o reduce the rate or amount of or change the time for payment of interest (including defaulted interest) and additional amounts, if any, redemption price, purchase price or Fundamental Change purchase price, if applicable, of or on any notes;

      o waive a default or event of default in the payment of principal of, or interest or additional amounts, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);

      o make any note payable in money other than that stated in the indenture and the notes;

      o make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal, interest or additional amounts, if any, redemption price, purchase price or Fundamental Change purchase price, if applicable, of or on the notes;

      o     waive a Fundamental Change payment with respect to any note;

      o increase the conversion price or, except as permitted by the indenture, modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders; or

      o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes under the indenture or the foregoing provisions or this paragraph.

      Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

      o cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect rights of the holders of the notes under the indenture;

      o provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under "--Merger and Consolidation;"

      o provide for conversion rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

      o make appropriate modifications to the provisions of the indenture regarding the purchase of notes upon the occurrence of a Fundamental Change, in the event of our consolidation or merger or the sale of all or substantially all our assets;

      o     reduce the conversion price;

      o evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

      o make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

      o comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

      o modify the restrictions on, and procedures for, resale and other transfers of the notes or shares of common stock issuable upon conversion of the notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally.

Subordination of Notes

      Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our existing and future senior indebtedness.

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, including additional amounts, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution.

      We may not make any payment on the notes if:

      o a default in the payment of senior indebtedness (referred to as a "payment default") occurs and is continuing beyond any applicable period of grace; or

      o a default other than a payment default on any senior indebtedness (referred to as a "non-payment default") occurs and is continuing that permits holders of senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (referred to as a "payment blockage notice") from us or any other person permitted to give such notice under the instrument evidencing or document governing such senior indebtedness.

      We may resume payments and distributions on the notes:

      o in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

      o in case of an non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the senior indebtedness has not been accelerated, or in the case of any lease, 179 days after the notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following the event of default under the lease.

      No new period of payment blockage may be commenced pursuant to a payment blockage notice unless nine months have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

      If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

      Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

      The term "senior indebtedness" means, the principal, premium (if any) and unpaid interest on all of our present and future:

      (i)    indebtedness for borrowed money;

      (ii) obligations evidenced by securities, bonds, debentures, notes or similar instruments;

      (iii) obligations under (a) interest rate swaps, caps, collars, options, and similar arrangements, (b) any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge or any other hedging agreements and
             (c) credit swaps, caps, floors, collars, and similar arrangements;

      (iv) indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets;

      (v)    our capital, operating or other lease obligations or liabilities;

      (vi) reimbursement obligations in respect of letters of credit, banker's acceptances, security purchase facilities or similar credit transactions relating to indebtedness or other obligations that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (v) above;

      (vii)  pension plan obligations; and

      (viii) obligations under direct or indirect guarantees or on which we are liable as obligor, surety or otherwise in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above;

in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is subordinate to or ranks pari passu in right of payment to the notes. The notes rank pari passu in right of payment to our outstanding Liquid Yield Option(TM) Notes (LYONs) due 2021.

      As of September 30, 2003, we had $336 million of indebtedness outstanding other than the notes, $105 million of which were senior to the notes. The notes are also effectively subordinated in right of payment to all debt and other liabilities, including trade payables and other accrued liabilities, of all of our subsidiaries. Any right of ours to participate in any distribution of the assets of any of our subsidiaries upon liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized in which case our claims would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to the indebtedness held by us. As of September 30, 2003, our subsidiaries had approximately $1,381 million of liabilities outstanding which would effectively rank senior to the notes.

      We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Discharge of the Indenture

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after all of the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a Fundamental Change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Governing Law

      The indenture provides that the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Form, Exchange, Registration and Transfer

      The notes have been issued in fully registered form, without interest coupons, in denominations of $1,000 principal amount and integral multiples thereof. We will not charge a service fee for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

      If the notes become certificated, the notes will be exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations, in accordance with the indenture. Also, holders may present certificated notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

      We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any such security registrar acts. We are required to maintain an office or agency for transfer and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

      The registered holder of a note will be treated as the owner of it for all purposes.

Book-Entry; Global Notes

      Except as provided below, the notes are and will be evidenced by one or more global notes.

      We have deposited the global note or notes with DTC and registered the notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Holders may hold their interests in a note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (referred to as "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the note to such persons may be limited.

      Holders who are not participants may beneficially own interests in a note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as "indirect participants").

      So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note are:

      o     not entitled to have certificates registered in their names;

      o not entitled to receive physical delivery of certificates in definitive registered form; and

      o     not considered holders of the note.

      We will pay interest on and principal, redemption price, purchase price or Fundamental Change purchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date or at maturity or on any redemption date, purchase date or Fundamental Change purchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

      o for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

      o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We have been informed that DTC's practice is to credit participants' accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants is the responsibility of the participants, as is the case with securities held for the accounts of customers registered in "street name."

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the note are credited, and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.

      DTC has advised us that it is:

      o a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

      o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

      o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for interests in the global notes.

Registration Rights

      We entered into a registration rights agreement with the initial purchasers dated as of the date of the first issuance of the notes. Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes and common stock issuable upon conversion thereof that:

      o we will, at our cost, within 90 days after the date of initial issuance of the notes, file a shelf registration statement with the SEC with respect to resales of the notes and the common stock issuable upon their conversion;

      o we will use our reasonable best efforts to cause such shelf registration statement to be declared effective under the Securities Act within 180 days after the date of the initial issuance of the notes; and

      o we will use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act until the earliest of (i) the expiration of the holding period applicable to sales of the notes and the common stock issuable upon conversion of the notes under Rule 144(k) (or any successor provision) under the Securities Act; (ii) the date as of which all the notes or the common stock issuable upon their conversion have been transferred under Rule 144 under the Securities Act (or any similar provision then in force); and (iii) the date as of which all the notes or the common stock issuable upon their conversion have been sold pursuant to the shelf registration statement.

      If the shelf registration statement:

      o is not filed with the SEC on or prior to 90 days after the date of the initial issuance of the notes, or has not been declared effective by the SEC within 180 days after the date of the initial issuance of the notes; or

      o is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of transfer restricted securities for a period of time (including any suspension period) which exceeds 45 days in the aggregate in any three-month period or 120 days in the aggregate in any 12-month period during the period beginning on the effective date of the shelf registration statement and ending on or prior to the expiration of the holding period applicable to sales of the notes and the common stock issuable upon conversion of the notes under Rule 144(k) (or any successor provision) under the Securities Act

(both of which are referred to as a "registration default"), we will pay additional amounts to each holder of transfer restricted securities which has complied with its obligations under the registration rights agreement.

      The amount of additional amounts payable during any period in which a registration default has occurred and is continuing is that amount which is equal to:

      o 0.25 percent or (25 basis points) per annum per $1,000 principal amount of notes or $2.50 per annum per 46.9925 shares of our common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting transfer restricted securities, for the period up to and including the 90th day during which such registration default has occurred and is continuing; and

      o 0.50 (or 50 basis points) per annum per $1,000 principal amount of notes or $5.00 per annum per 46.9925 shares of our common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting transfer restricted securities, for the period including and subsequent to the 91st day during which such registration default has occurred and is continuing, in each case based upon the number of days that such registration default is continuing.

      We have agreed to pay all accrued additional amounts, if any, on February 1 and August 1 of each year, to the person in whose name a note is registered at the close of business on the relevant record date, in accordance with the terms of the registration rights agreement. Following the cure of a registration default, additional amounts will cease to accrue with respect to such registration default.

      "Transfer restricted securities" means each note and any share of our common stock issued on conversion thereof until the earliest of the date on which such note or share, as the case may be:

      o has been transferred pursuant to a registration statement covering such note or share which has been filed with the SEC pursuant to the Securities Act, in either case after such registration statement has become, and while such registration statement is, effective under the Securities Act;

      o has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force); or

      o may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the SEC).

      We will provide or cause to be provided to each holder of the notes or our common stock issuable upon conversion of such notes that has delivered to us a completed notice and questionnaire, as described below, copies of the prospectus, which forms a part of the shelf registration statement. We will also notify or cause to be notified each such holder when the shelf registration statement for the notes or our common stock issuable upon conversion of such notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes or our common stock issuable upon conversion of such notes. A holder of notes or our common stock issuable upon conversion of such notes that sells such securities pursuant to a shelf registration statement:

      o is required to be named as a selling securityholder in the prospectus related to the shelf registration statement and to deliver a prospectus to purchasers;

      o is subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

      o is bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

      We are permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed either 45 days in the aggregate in any three-month period or 120 days in the aggregate during any twelve-month period under certain circumstances including the acquisition or divestiture of assets, pending corporate developments, public filings with the SEC and similar events. We are required to pay all expenses of the shelf registration statement; however, each holder is required to bear the expense of any broker's commission, agency fee or underwriter's discount or commission.

      This prospectus and the registration statement of which it forms a part are being prepared and filed with the SEC in order to satisfy our obligations under the registration rights agreement.

                          DESCRIPTION OF CAPITAL STOCK

      The aggregate number of shares of capital stock which we have authority to issue is 341,000,000 shares: 1,000,000 shares of preferred stock, par value $1.00 per share, 300,000,000 shares of common stock, par value $0.10 per share, and 40,000,000 shares of Class B common stock, par value $0.10 per share. No shares of preferred stock have been issued. At February 3, 2004, there were 145,523,186 shares of common stock and 14,982,296 shares of Class B common stock outstanding.

Common Stock

      After any required payment on shares of preferred stock, holders of common stock and Class B common stock are entitled to receive, and share ratably on a per share basis in, all dividends and other distributions declared by our board of directors. In the event of a stock dividend or stock split, holders of common stock will receive shares of common stock and holders of Class B common stock will receive shares of Class B common stock. Neither the common stock nor the Class B common stock may be split, divided or combined unless the other is split, divided or combined equally.

      The holders of common stock are entitled to one vote for each share held. Holders of Class B common stock are entitled to 10 votes for each share held. The common stock and the Class B common stock vote together as one class on all matters subject to stockholder approval, except as set forth in the following sentence. The approval of the holders of common stock and of Class B common stock, each voting separately as a class, is required to authorize issuances of additional shares of Class B common stock other than in connection with stock splits and stock dividends.

      Shares of Class B common stock are convertible into shares of common stock on a one-for-one basis at any time at the option of the holder thereof. The Class B common stock is not transferable except to the holder's spouse, certain of such holder's relatives, certain trusts established for the benefit of the holder, the holder's spouse or relatives, corporations and partnerships beneficially owned and controlled by such holder, such holder's spouse or relatives, charitable organizations and such holder's estate. Upon any transfer made in violation of those restrictions, shares of Class B common stock will be automatically converted into shares of common stock on a one-for-one basis.

      Neither the holders of common stock nor the holders of Class B common stock have any preemptive rights to subscribe for additional shares of our capital stock.

      Our common stock is listed on the NYSE. There is no public market for shares of our Class B common stock. All outstanding shares of common stock and Class B common stock are, and upon conversion, the shares of common stock issuable upon conversion of the notes will be, validly issued, fully paid and non-assessable.

Preferred Stock

      Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designation, preferences, rights and any qualification, limitations restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series. No shares of our preferred stock are currently outstanding.

Other Matters

      We have a staggered board of directors, with one third of the board being elected each year. As a consequence, directors may not be removed other than for cause.

      We are subject to Section 203 of the Delaware General Corporation Law which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years did own, 15% or more of our voting stock.

      We furnish to our stockholders annual reports containing financial statements certified by an independent public accounting firm.

      American Stock Transfer & Trust Company is the transfer agent and registrar of our common stock and Class B common stock.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following is a discussion of certain U.S. federal income and, with respect to non-U.S. holders (as defined below), estate tax considerations to a holder of a note with respect to the purchase, ownership and disposition of the notes and, with respect to non-U.S. holders, of our common stock issuable upon conversion or repurchase of a note. This summary is generally limited to holders that hold the notes as "capital assets" (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar and persons that hold the notes in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction.

      The U.S. federal income and estate tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, referred to as the "IRS," now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

      As used herein, the term "U.S. holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

      o     an individual who is a citizen or resident of the United States;

      o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

      o an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

      o a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

      As used herein, the term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

      If a partnership is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion does not address the tax consequences arising under any state, local or foreign law. In addition, this summary does not consider the effect of the U.S. federal estate or gift tax laws except as set forth below with respect to certain U.S. federal estate tax consequences to non-U.S. holders.

      Investors considering the purchase of the securities should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty and of any proposed changes in any such applicable laws.

U.S. Holders

      Payments of interest

      A U.S. holder will be required to recognize as ordinary income any interest paid or accrued on the notes (including any interest deemed paid in our common stock upon conversion or repurchase), in accordance with the holder's regular method of tax accounting.

      Sale, exchange, conversion, repurchase or redemption of notes

      A U.S. holder generally should not recognize income, gain or loss upon conversion of the notes solely into our common stock or the use by us solely of our common stock to repurchase the notes (in case the holder requires us to repurchase the notes on a purchase date or upon a Fundamental Change), except with respect to any amounts received which are attributable to accrued interest (which will be treated as such) or cash received in lieu of fractional shares. The U.S. holder's tax basis in the common stock received on conversion or repurchase should be the same as the holder's adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any tax basis allocable to a fractional share), and the holding period for the common stock received on conversion or repurchase should include the holding period of the notes that were converted or repurchased. However, a U.S. holder's tax basis in common stock attributable to accrued and unpaid interest should be equal to the amount of such accrued and unpaid interest and the holding period for common stock attributable to accrued and unpaid interest will begin on the day following the date of conversion or repurchase. Cash received in lieu of a fractional share of common stock upon conversion or repurchase of the notes will generally be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain (subject to the market discount provisions, as discussed below) or loss measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share and will be long-term capital gain or loss if the holder held the note for more than one year at the time of such conversion or repurchase.

      If a U.S. holder converts a note and we choose to deliver a combination of cash and shares of our common stock or a U.S. holder elects to exercise such holder's right to require us to repurchase a note on a purchase date or upon a Fundamental Change and we satisfy the purchase price in a combination of cash and shares of our common stock, the U.S. holder should recognize gain (but not loss) in an amount equal to the lesser of (i) the excess of the amount of cash plus the fair market value of stock received over the holder's adjusted tax basis in the note and (ii) the amount of cash received, in each case excluding amounts attributable to accrued interest (which will be treated as such) or cash received in lieu of a fractional share (which will be taxable as described above). Such gain will generally be a capital gain (subject to the market discount provisions, as discussed below), and will be long-term capital gain if the converted or repurchased note is held for more than one year. A U.S. holder's tax basis in the common stock received from us in exchange for the note upon such a conversion or repurchase by us should be the same as the U.S. holder's tax basis in the note less any basis allocable to a fractional share. However, this basis should be decreased by the amount of cash, other than cash received in lieu of accrued and unpaid interest or a fractional share, if any, received in exchange and increased by the amount of any gain recognized by the U.S. holder on the exchange, other than gain with respect to a fractional share, as described above. The holding period for common stock received upon such a conversion or repurchase by us should include the holding period for the note so converted or repurchased. However, the holding period for common stock attributable to accrued and unpaid interest will begin on the day following the date of conversion or repurchase.

      If a U.S. holder converts a note and we choose to deliver solely cash, in lieu of shares of our common stock, or if a U.S. holder elects to exercise such holder's right to require us to repurchase a note on a purchase date or upon a Fundamental Change and we deliver solely cash in satisfaction of the purchase price, the U.S. holder should recognize gain or loss measured by the difference between the amount of cash received (other than cash received attributable to accrued interest, which will be treated as such) and the U.S. holder's adjusted tax basis in the note. Gain or loss recognized by the holder will generally be capital gain or loss (subject to the market discount provisions, as discussed below), and will be long-term capital gain or loss if the note is held for more than one year. The deductibility of capital losses is subject to limitations.

      A U.S. holder generally will recognize capital gain or loss upon a sale (including a redemption of a note at our option), exchange, retirement at maturity, or other disposition of a note. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder (other than proceeds attributable to accrued interest, which will be treated as such) and the holder's adjusted tax basis in the note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. Subject to the market discount provisions, as discussed below, the gain or loss recognized by a U.S. holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. The deductibility of capital losses is subject to limitations.

      Market discount

      If a U.S. holder purchases a note for an amount that is less than its stated redemption price at maturity (which is its stated principal amount), the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless this difference is less than a specified de minimus amount. Subject to a limited exception, the market discount provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income (i) any gain recognized on the disposition or retirement of that note or (ii) any appreciation in the note in the event of a gift of the note, in each case to the extent of the accrued market discount on that note at the time of maturity, disposition or gift, unless the U.S. holder elects to include accrued market discount in income over the life of the note.

      This election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. If an election is made to accrue market discount under a constant yield method, it will apply only to the note with respect to which it is made, and may not be revoked. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion or repurchase of the note, the amount of accrued market discount not previously included in income with respect to the note through the date of conversion or repurchase (or upon conversion or repurchase to the extent of any cash received) will be treated as ordinary income when the holder disposes of the common stock.

      Amortizable premium

      A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period, with a corresponding decrease in tax basis. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

      Adjustment of conversion price

      The conversion price of the notes is subject to adjustment under certain circumstances (see "Description of the Notes--Conversion Rights--Conversion Price Adjustments"). Certain adjustments to (or the failure to make such adjustments to) the conversion price of the notes that increase the proportionate interest of a U.S. holder in our assets or earnings and profits may result in a taxable constructive distribution to the holders of the notes, whether or not the holders ever convert the notes. This could occur, for example, if the conversion price is adjusted to compensate holders of notes for certain distributions of cash or property to our stockholders. Such constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As a result, U.S. holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property. Generally, a U.S. holder's tax basis in a note will be increased by the amount of any constructive dividend.

      Additional amounts

      We may be required to make payments of additional amounts if we do not cause to be declared effective or maintain the effectiveness of a registration statement, as described under "Description of the Notes--Registration Rights." We intend to take the position for U.S. federal income tax purposes that any payments of additional amounts should be taxable to U.S. holders as additional interest income when received or accrued, in accordance with the holder's regular method of tax accounting. Our determination is binding on holders of the notes, unless they explicitly disclose that they are taking a different position to the IRS on their tax returns for the year during which they acquire the notes. The IRS could take a contrary position from that described above, which could affect the timing and character of U.S. holders' income from the notes with respect to the payments of additional amounts.

      If we are required to pay additional amounts because we fail to cause to be declared effective or maintain the effectiveness of a registration statement, U.S. holders should consult their tax advisors concerning the appropriate tax treatment of the payment of additional amounts with respect to the notes.

Non-U.S. Holders

      Payments of interest

      Generally, payments of interest on the notes to, or on behalf of, a non-U.S. holder will be considered "portfolio interest" and will not be subject to U.S. federal income or withholding tax provided such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder and:

      o such non-U.S. holder does not actually or by attribution own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

      o such non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership; and

      o     the certification requirements, as described below, are satisfied.

      To satisfy the certification requirements referred to above, either (i) the beneficial owner of a note must certify, on IRS Form W-8BEN (or successor form) under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. person and must provide such owner's name and address and taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, referred to as a "Financial Institution," and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Special certification rules apply for notes held by foreign partnerships and other intermediaries.

      If interest on the note is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. holder. In order to claim an exemption from withholding tax, such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that the holder is a non-U.S. person and the interest is effectively connected with the holder's conduct of a U.S. trade or business and is includible in the holder's gross income. In addition, if such non-U.S. holder engaged in a U.S. trade or business is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

      Interest on notes not effectively connected with a U.S. trade or business and not excluded from U.S. federal withholding tax under the "portfolio interest" exception described above generally will be subject to withholding at a 30% rate, except where a non-U.S. holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and certifies, under penalties of perjury, as to such eligibility by executing an IRS Form W-8BEN (or successor form).

      Conversion of the notes

      A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on the conversion of a note solely into our common stock (including the receipt of our common stock upon a repurchase of a note). To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See "--Sale or Exchange of the Notes or Common Stock" below.

      Adjustment of conversion price

      The conversion price of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the notes. See "--U.S. Holders--Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "--Dividends on Common Stock" below.

      Sale or exchange of the notes or common stock

      A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a redemption at our option and, in certain circumstances, a conversion or repurchase) of a note or of common stock issued upon conversion or repurchase thereof unless:

      o the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

      o the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States); or

      o we are a "United States real property holding corporation" at any time within the shorter of the five year period preceding such disposition or such holder's holding period. If we are, or were to become a United States real property holding corporation, a non-U.S. holder might be subject to U.S. federal income and, in certain circumstances, withholding tax with respect to gain recognized on the disposition of notes or shares of common stock. We do not believe that we are or have been, and do not anticipate that we will be, a United States real property holding corporation.

      Dividends on common stock

      If we make distributions on our common stock, the distributions will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Except as described below, dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by executing an IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

      If dividends paid to a non-U.S. holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. holder furnishes to us a valid IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder's conduct of a U.S. trade or business and are includible in the holder's gross income. Effectively connected dividends will be subject to U.S. federal income tax on a net income basis in the same manner that applies to U.S. persons generally (and, with respect to a non-U.S. holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax, as discussed above).

      U.S. estate tax

      Notes owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death, referred to as a "nonresident decedent," will not be includible in the nonresident decedent's gross estate for U.S. federal estate tax purposes as a result of such nonresident decedent's death, provided that, at the time of death, the nonresident decedent does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote and payments with respect to such notes would not have been effectively connected with the conduct of a U.S. trade or business by the nonresident decedent.

      Common stock owned or treated as owned by a nonresident decedent (or common stock previously held by such an individual who transferred the stock subject to certain retained rights or powers) will be includible in the nonresident decedent's gross estate for U.S. federal estate tax purposes as a result of the nonresident decedent's death. Subject to applicable treaty limitations, if any, a nonresident decedent's estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal estate tax purposes.

Backup Withholding Tax and Information Reporting

      We will comply with applicable information reporting requirements with respect to payments on the notes. A U.S. holder may be subject to United States federal backup withholding tax at the applicable statutory rate with respect to payments of interest and dividends on, and proceeds from the disposition of, notes and common stock if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A non-U.S. holder may be subject to United States backup withholding tax unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

                             SELLING SECURITYHOLDERS


      We originally issued the notes to J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, Comerica Securities, Inc., Fleet Securities, Inc., McDonald Investments Inc., Scotia Capital (USA) Inc. and Tokyo-Mitsubishi International plc (the "Initial Purchasers") in a private placement in August 2003. Our net proceeds from the sale and issuance of the notes to the Initial Purchasers was approximately $482 million, after deducting the discount and estimated expenses of the offering. The notes were immediately resold by the Initial Purchasers to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

      The following table sets forth certain information as of February 3, 2004, except where otherwise noted, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of $21.28 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes or convert all of the notes and sell all of the common stock issuable upon conversion of the notes offered by this prospectus. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information furnished to us by the selling securityholders will be set forth in prospectus supplements to the extent required.


                                                                                                              Other Shares of
                                                                                                               Common Stock
                                                                                   Shares of                Beneficially Owned
                                                         Aggregate Principal      Common Stock             Before the Offering
                                                         Amount of Notes          Issuable Upon             and Assumed to be
                                                         Beneficially Owned      Conversion of the         Owned Following the
       Name                                                and Offered                Notes**                   Offering***
---------------------------------                        -------------------     -----------------         --------------------

Advent Convertible Master (Cayman)
L.P.(1)                                                   $ 27,105,000               1,273,731                        0
Alcon Laboratories(2)                                          353,000                  16,588                        0
Alexian Brothers Medical
Center(3)                                                      145,000                   6,813                        0
Allstate Insurance Company(4)                                1,250,000                  58,740                   78,878(4A)
Aloha Airlines Non-Pilots
Pension Trust(5)                                               100,000                   4,699                        0
Aloha Pilots Retirement Trust(6)                                50,000                   2,349                        0
Alpha US Sub Fund 4 LLC(7)                                   1,077,000                  50,610                        0
Arapahoe County Colorado(8)                                     46,000                   2,161                        0
Argent Classic Convertible
Arbitrage Fund L.P.(9)                                       6,800,000                 319,548                        0
Argent LowLev Convertible
Arbitrage Fund LLC(10)                                       1,500,000                  70,488                        0
Argent LowLev Convertible
Arbitrage Fund Ltd.(11)                                      1,300,000                  61,090                        0
Arkansas PERS(12)                                            1,800,000                  84,586                        0
Arlington County Employees Retirement System(13)               636,000                  29,887                        0
Arpeggio Fund(14)                                           15,300,000                 718,984                        0
Asante Health Systems(15)                                       94,000                   4,417                        0
Bancroft Convertible Fund, Inc.(16)                          1,000,000                  46,992                        0
BankAmerica Pension Plan(17)                                 1,500,000                  70,488                        0
Barclays Global Investors Limited(18)                        1,250,000                  58,740                        0
Boilermakers Blacksmith
Pension Trust(19)                                            2,065,000                  97,039                        0
British Virgin Islands Social Security Board(20)                82,000                   3,853                        0
Century Park Trust(21)                                       2,500,000                 117,481                        0
C&H Sugar Company Inc.(22)                                     125,000                   5,874                        0
Chrysler Corporation Master Retirement Trust(23)             1,330,000                  62,500                        0
City and County of San Francisco Retirement
System(24)                                                   1,402,000                  65,883                        0
City of New Orleans(25)                                        193,000                   9,069                        0
City University of New York(26)                                143,000                   6,719                        0
Consulting Group Capital Market Funds(27)                      500,000                  23,496                        0
Context Convertible Arbitrage Fund, LP(28)                     750,000                  35,244                        0
Context Convertible Arbitrage Offshore, LTD(29)              1,250,000                  58,740                        0
Convertible Securities Fund(30)                                 35,000                   1,644                        0


                                       51


                                                                                                              Other Shares of
                                                                                                               Common Stock
                                                                                   Shares of                Beneficially Owned
                                                         Aggregate Principal      Common Stock             Before the Offering
                                                         Amount of Notes          Issuable Upon             and Assumed to be
                                                         Beneficially Owned      Conversion of the         Owned Following the
       Name                                                and Offered                Notes**                   Offering***
---------------------------------                        -------------------     -----------------         --------------------

Credit Suisse First Boston
Europe Limited(31)                                           5,000,000                 234,962                        0
CSS, LLC(32)                                                 5,000,000                 234,962                        0
CSV Limited(33)                                              3,100,000                 145,676                        0
Dbag London(34)                                              4,250,000                 199,718                  109,965(34A)
DeepRock & Co.(35)                                           1,250,000                  58,740                        0
Delaware PERS(36)                                            2,325,000                 109,257                        0
Delaware PERS(37)                                            1,758,000                  82,612                        0
Delta Air Lines Master Trust - CV(38)                          435,000                  20,441                        0
Delta Airlines Master Trust(39)                                750,000                  35,244                        0
Delta Pilots Disability & Survivorship Trust -
CV(40)                                                         215,000                  10,103                        0
DKR SoundShore Opportunity Holding Fund Ltd.(41)             1,000,000                  46,992                        0
Drury University(42)                                            20,000                     939                        0
DuckBill & Co.(43)                                           1,000,000                  46,992                        0
Duke Endowment(44)                                             400,000                  18,796                        0
Ellsworth Convertible Growth & Income Fund,
Inc.(45)                                                     1,000,000                  46,992                        0
Froley Revy Convertible Securities Fund(46)                    235,000                  11,043                        0
Fore Convertible Master
Fund Ltd.(47)                                               24,675,000               1,159,539                        0
FrontPoint Convertible Arbitrage Fund, L.P.(48)              4,000,000                 187,969                        0
Gaia Offshore Master Fund Ltd.(49)                           4,700,000                 220,864                        0
General Motors Welfare Benefit Trust(50)                     1,000,000                  46,992                        0
GLG Market Neutral Fund.(51)                                30,000,000               1,409,774                        0
GMAM Group Pension Trust(52)                                 3,000,000                 140,977                        0
Grady Hospital Foundation(53)                                  126,000                   5,921                        0
Guggenheim Portfolio
Company VIII (Cayman) Ltd.(54)                               4,648,000                 218,421                        0
Hawaiian Airlines Employees
Pension Plan - IAM(55)                                          35,000                   1,644                        0
Hawaiian Airlines Pension Plan for Salaried
Employees(56)                                                    5,000                     234                        0
Hawaiian Airlines Pilots
Retirement Plan(57)                                             90,000                   4,229                        0
Hfr Arbitrage Fund(58)                                       1,636,000                  76,879                        0
HFR CA Select Fund(59)                                         800,000                  37,593                        0
Hillbloom Foundation(60)                                        40,000                   1,879                        0
ICI American Holdings Trust(61)                                525,000                  24,671                        0
IMF Convertible Fund(62)                                     1,500,000                  70,488                        0
JP Morgan Securities Inc.(63)                                1,220,000                  57,330                  599,592(63A)


                                       52


                                                                                                              Other Shares of
                                                                                                               Common Stock
                                                                                   Shares of                Beneficially Owned
                                                         Aggregate Principal      Common Stock             Before the Offering
                                                         Amount of Notes          Issuable Upon             and Assumed to be
                                                         Beneficially Owned      Conversion of the         Owned Following the
       Name                                                and Offered                Notes**                   Offering***
---------------------------------                        -------------------     -----------------         --------------------

John Deere Pension Trust(64)                                 1,000,000                  46,992                        0
KBC Financial Products (Cayman Islands)
Limited(65)                                                  4,000,000                 187,969                        0
KBC Financial Products USA Inc.(66)                          3,000,000                 140,977                        0
LDG Limited(67)                                                352,000                  16,541                        0
Lexington Vantage Fund(68)                                      91,000                   4,276                        0
Lighthouse Multi - Strategy Master Fund(69)                    170,000                   7,988                        0
Louisiana CCRF(70)                                             165,000                   7,753                        0
Lyxor(71)                                                    1,903,000                  89,426                        0
Lyxor/Context Fund LTD(72)                                     200,000                   9,398                        0
Lyxor/Gaia II Fund Ltd.(73)                                  1,100,000                  51,691                        0
Lyxor Master Fund(74)                                        1,000,000                  46,992                        0
Man Convertible Bond Master Fund, Ltd.(75)                  11,670,000                 548,402                        0
Man Mac 1 Limited(76)                                        7,879,000                 370,253                        0
McMahan Securities Co. L.P. (77)                             1,000,000                  46,992                        0
Merrill Lynch Insurance Group(78)                              305,000                  14,332                        0
Microsoft Corporation(79)                                    1,075,000                  50,516                        0
Motion Picture Industry Health Plan - Active
Member Fund(80)                                                110,000                   5,169                        0
Motion Picture Industry Health Plan - Retiree
Member Fund(81)                                                 70,000                   3,289                        0
Municipal Employees(82)                                        244,000                  11,466                        0
National Bank of Canada(83)                                    500,000                  23,496                        0
Nations Convertible Securities Fund(84)                     16,870,000                 792,763                        0
New Orleans Firefighters Pension/Relief Fund(85)               112,000                   5,263                        0
Nomura Securities International Inc.(86)                    22,500,000               1,057,330                        0
Occidential Petroleum(87)                                      256,000                  12,030                        0
OCM Convertible Trust(88)                                      780,000                  36,654                        0
O'Connor Global Convertible Arbitrage Master
Ltd.(89)                                                    12,000,000                 563,909                        0
Oppenheimer Convertible Securities Fund(90)                  3,000,000                 140,977                        0
Peoples Benefit Life Insurance Company
Teamsters(91)                                                7,000,000                 328,947                        0
Pro-mutual(92)                                                 803,000                  37,734                        0
Prudential Insurance Co. of America(93)                        140,000                   6,578                        0
Putnam Convertible Income Growth Trust(94)                  11,000,000                 516,917                        0
Quest Global Convertible Master Fund Ltd.(95)                  925,000                  43,468                        0
Qwest Occupational Health Trust(96)                            100,000                   4,699                        0
Rhapsody Fund, LP(97)                                       20,100,000                 944,548                        0


                                       53


                                                                                                              Other Shares of
                                                                                                               Common Stock
                                                                                   Shares of                Beneficially Owned
                                                         Aggregate Principal      Common Stock             Before the Offering
                                                         Amount of Notes          Issuable Upon             and Assumed to be
                                                         Beneficially Owned      Conversion of the         Owned Following the
       Name                                                and Offered                Notes**                   Offering***
---------------------------------                        -------------------     -----------------         --------------------

Retail Clerks Pension Trust(98)                              1,000,000                  46,992                        0
Retail Clerks Pension Trust #2(99)                           1,000,000                  46,992                        0
S.A.C. Capital Associates, LLC(100)                          7,500,000                 352,443                        0
San Diego County Employee Retirement
Association(101)                                             1,700,000                  79,887                        0
Sphinx Fund(102)                                               207,000                   9,727                        0
St. Albans Partners Ltd.(103)                                5,000,000                 234,962                        0
State Employees' Retirement Fund of the State
of Delaware(104)                                               625,000                  29,370                        0
State of Maryland Retirement Agency(105)                     3,039,000                 142,810                        0
State of Oregon Equity(106)                                  7,310,000                 343,515                        0
State of Oregon/SAIF Corporation(107)                        3,075,000                 144,501                        0
St. Thomas Trading, Ltd.(108)                               18,330,000                 861,372                        0
Sygenta AG(109)                                                395,000                  18,562                        0
TAA - Lyxor / Quest Fund Ltd.(110)                              95,000                   4,464                    3,350
Tag Associates(111)                                            224,000                  10,526                        0
TD Securities (USA) Inc.(112)                               33,198,000               1,560,056                        0
Teachers Insurance and Annuity Association of
America(113)                                                10,000,000                 469,924                        0
The Grable Foundation(114)                                      79,000                   3,712                        0
TQA Master Fund, Ltd.(115)                                   3,375,000                 158,599                        0
TQA Master Plus Fund, Ltd.(116)                              5,351,000                 251,456                        0
TQA Special Opportunities Master Fund Ltd.(117)              2,000,000                  93,984                        0
Trustmark Insurance(118)                                       202,000                   9,492                        0
US Bank FBO Benedictine Health Systems(119)                    160,000                   7,518                        0
Vanguard Convertible Securities Fund, Inc.(120)              4,750,000                 223,214                        0
Wachovia Bank National Association(121)                      2,750,000                 129,229                        0
Wachovia Capital Markets LLC(122)                            3,530,000                 165,883                        0
Waterstone Market Neutral Offshore Fund, Ltd.(123)           3,961,000                 186,137                        0
Waterstone Market Neutral Fund, L.P.(124)                      817,000                  38,392                        0
Xavex Convertible Arbitrage 2 Fund(125)                        600,000                  28,195                        0
Xavex Convertible Arbitrage 7 Fund(126)                        792,000                  37,218                        0
Xavex Convertible Arbitrage 10 Fund(127)                     1,600,000                  75,187                        0
Yield Strategies Fund I, L. P.(128)                          1,500,000                  70,488                        0
Yield Strategies Fund II, L. P.(129)                         2,500,000                 117,481                        0
Zazove Convertible Arbitrage Fund L.P.(130)                  4,500,000                 211,466                        0


                                       54


                                                                                                              Other Shares of
                                                                                                               Common Stock
                                                                                   Shares of                Beneficially Owned
                                                         Aggregate Principal      Common Stock             Before the Offering
                                                         Amount of Notes          Issuable Upon             and Assumed to be
                                                         Beneficially Owned      Conversion of the         Owned Following the
       Name                                                and Offered                Notes**                   Offering***
---------------------------------                        -------------------     -----------------         --------------------

Zazove Hedged Convertible Fund L.P.(131)                     4,000,000                 187,969                        0
Zazove Income Fund L.P.(132)                                 2,200,000                 103,383                        0
Zeneca Holdings Trust(133)                                     725,000                  34,069                        0
Zurich Institutional Benchmark Master Fund
LTD(134)                                                       300,000                  14,097                        0
Zurich Institutional Benchmarks Master Fund
LTD(135)                                                       832,000                  39,097                        0
Zurich Institutional Benchmarks Master Fund
LTD(136)                                                     1,800,000                  84,586                        0
1976 Distribution Trust FBO A.R. Lauder /
Zinterhofer(137)                                                 7,000                     328                        0
2000 Revocable Trust FBO A.R. Lauder /
Zinterhofer(138)                                                 7,000                     328                        0

------------------------

*     Other selling securityholders may be identified at a later date.

      Certain selling securityholders are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an "underwriter" within the meaning of the Securities Act of 1933.

**    Assumes conversion of all of the holder's notes at a conversion rate of
      46.9925 shares of common stock per 1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Excludes any additional shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of Notes--Conversion Rights."

*** Based on the outstanding shares of Vishay as of February 3, 2004, none of the selling securityholders would beneficially own in excess of 1% of the outstanding shares following the sale of securities in the offering.

1 Advent Capital Management LLC acts as the investment manager for Advent Convertible Master (Cayman) L.P. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Paul Latronica is the portfolio manager for the fund on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the fund.

2 Advent Capital Management LLC acts as the investment manager for Alcon Laboratories with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Alcon. Paul Latronica is the portfolio manager for Alcon on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by Alcon.

3 Froley Revy Investment Co., Inc. acts as the investment advisor for the Alexian Brothers Medical Center with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the medical center. James Barry is a managing director of Froley Revy and the portfolio manager for the medical center on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the medical center.

4 Allstate Insurance Company is a wholly-owned subsidiary of The Allstate Corporation, a publicly held corporation. Allstate Insurance Company is an affiliate of the following broker-dealers: 1) AFD, Inc., a wholly-owned subsidiary of Allstate Life Insurance Company; 2) Allstate Distribution, LLC, owned equally by Allstate Life and Putnam Investments, Inc.; 3) ALFS, Inc, a wholly-owned subsidiary of Allstate Life; 4) Allstate Financial Services, LLC, a wholly-owned subsidiary of Allstate Life; and 5) Allstate Assurance Company, a wholly-owned subsidiary of Allstate Life.

4A The shares are held by Allstate Insurance Company and its subsidiary and affiliates as follows: Allstate Insurance Company: 48,588 shares; Allstate Retirement Plan: 19,896 shares; Agents Pension Plan: 6,394 shares; and Allstate New Jersey Insurance Company: 4,000 shares.

      Allstate Retirement Plan is a qualified ERISA plan that is maintained for the benefit of certain employees of Allstate Insurance. BNY Midwest Trust Company, as Trustee for the Plan, holds title to all plan investments. Allstate Insurance disclaims any interest in the securities held in this plan, although the investment committee for the plan consists of Allstate Insurance officers. Agents Pension Plan is a qualified ERISA plan that is maintained for the benefit of certain agents of Allstate Insurance Company. BNY Midwest Trust Company, as Trustee for such plan, holds title to all plan investments. Allstate Corporation disclaims any interest in securities held in this plan, although the investment committee for the plan consists of Allstate Insurance officers. Allstate Insurance is the parent company of Allstate New Jersey Holdings, LLC, which is the parent company of Allstate New Jersey Insurance Company. Allstate Investments, LLC, an affiliate of Allstate Insurance, is the investment manager for AllState New Jersey Insurance Company.

5 Froley Revy Investment Co., Inc. acts as investment advisor for the Aloha Airlines Non-Pilots Pension Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. James Barry is a managing director of Froley Revy and the portfolio manager for the trust on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the trust.

6 Froley Revy Investment Co., Inc. acts as investment advisor for the Aloha Pilots Retirement Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. James Barry is a managing director of Froley Revy and the portfolio manager for the trust on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the trust.

7 Advent Capital Management LLC acts as the investment manager for Alpha US Sub Fund 4 LLC with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Paul Latronica is the portfolio manager for the fund on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the fund.

8 Advent Capital Management LLC acts as the investment manager for Arapahoe County Colorado with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the county. Paul Latronica is the portfolio manager for the county on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the county.

9 Bruce McMahan, Saul Schwartzman and John Gordon are the general partners of Argent Classic Convertible Arbitrage Fund L.P. and as such have voting and dispositive power over the securities held by the fund. Messrs. MacMahan, Schwartzman and Gordon disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

10 Bruce McMahan, Saul Schwartzman and John Gordon are the managing members of Argent LowLev Convertible Arbitrage Fund LLC and as such have voting and dispositive power over the securities held by the fund. Messrs. McMahan, Schwartzman and Gordon disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

11 Henry Cox and Thomas Marshall are the managing members of Argent LowLev Convertible Arbitrage Fund Ltd. and as such have voting and dispositive power over the securities held by the fund. Messrs. Cox and Marshall disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

12 Froley Revy Investment Co., Inc. acts as the investment advisor for the Arkansas PERS with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the Arkansas PERS. Andrea O'Connell is the chief executive officer of Froley Revy and the portfolio manager for the Arkansas PERS on behalf of Froley Revy. Ms. O'Connell and Froley Revy disclaim beneficial ownership of the securities held by the Arkansas PERS.

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13    Advent Capital Management LLC acts as the investment manager for the
      Arlington County Employees Retirement System with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the retirement system. Paul Latronica is the portfolio manager for the retirement system on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the retirement system.

14 Symphony Asset Management LLC acts as the investment manager for Arpeggio Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Eric Pagel is the portfolio manager for the fund on behalf of Symphony. Mr. Pagel and Symphony disclaim beneficial ownership of the securities held by the fund.

15 Advent Capital Management LLC acts as the investment manager for Asante Health Systems with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Asante. Paul Latronica is the portfolio manager for Asante on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by Asante.

16 Bancroft Convertible Fund, Inc. is a publicly-traded closed end investment fund. Davis Dinsmore Management Co. acts as investment advisor for the fund.

17 Camden Asset Management, L.P. acts as the investment advisor for BankAmerica Pension Plan with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the pension plan. Alex Lach is the portfolio manager for the pension plan on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the pension plan.

18 Camden Asset Management, L.P. acts as the investment advisor for Barclays Global Investors Limited with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Alex Lach is the portfolio manager for the fund on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the fund.

19 Froley Revy Investment Co., Inc. acts as the investment advisor for the Boilermakers Blacksmith Pension Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Ravi Malik is a managing director of Froley Revy and the portfolio manager for the trust on behalf of Froley Revy. Mr. Malik and Froley Revy disclaim beneficial ownership of the securities held by the trust.

20 Advent Capital Management LLC acts as the investment manager for the British Virgin Islands Social Security Board with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the board. Paul Latronica is the portfolio manager for the board on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the board.

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21    Camden Asset Management, L.P. acts as the investment advisor for Century
      Park Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Alex Lach is the portfolio manager for the trust on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the trust.

22 Froley Revy Investment Co., Inc. acts as the investment advisor for C&H Sugar Company Inc. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by C&H Sugar. James Barry is a managing director of Froley Revy and the portfolio manager for C&H Sugar on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by C&H Sugar.

23 Oaktree Capital Management, LLC acts as the investment manager and agent for the Chrysler Corporation Master Retirement Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Lawrence Keele is a principal of Oaktree and the portfolio manager for the trust on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the trust.

24 Advent Capital Management LLC acts as the investment manager for the City and County of San Francisco Retirement System with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the retirement system. Paul Latronica is the portfolio manager for the retirement system on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the retirement system.

25 Advent Capital Management LLC acts as the investment manager for the City of New Orleans with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the city. Paul Latronica is the portfolio manager for the city on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the city.

26 Advent Capital Management LLC acts as the investment manager for the City University of New York with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the university. Paul Latronica is the portfolio manager for the university on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the university.

27 Camden Asset Management, L.P. acts as the investment advisor for Consulting Group Capital Market Funds with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the funds. Alex Lach is the portfolio manager for the funds on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the funds.

28 Context Capital Management, LLC is the general partner of Context Convertible Arbitrage Fund. Michael Rosen and William Fertig are the managing members of Context Capital and as such have voting and dispositive power over the securities held by

                                       59
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      the fund. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

29 Context Capital Management, LLC acts as the investment manager for Context Convertible Arbitrage Offshore, LTD with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Michael Rosen and William Fertig are the managing members of Context Capital and the portfolio managers for the fund on behalf of Context Capital. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the fund.

30 Bank of America Capital Management acts as the investment advisor for Convertible Securities Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Ed Cassens and Emma Yanfang C. Yan are the portfolio managers for the fund on behalf of Bank of America. Mr. Cassens is also a director of Bank of America Capital Management. Mr. Cassens and Ms. Yan disclaim beneficial ownership of the securities held by the fund.

31 David Clarkson is a managing director for Credit Suisse First Boston Europe Limited and as such has voting and dispositive power over the securities held by Credit Suisse Europe. Mr. Clarkson disclaims beneficial ownership of the securities held by Credit Suisse Europe. Credit Suisse Europe is an affiliate of Credit Suisse First Boston LLC, a registered broker-dealer.

32 Michael J. Carusillo and Clayton Struve are the managing members of CSS, LLC and as such has voting and dispositive power over the securities held by CSS. Messrs. Carusillo and Struve disclaim beneficial ownership of the securities held by CSS, except for their pecuniary interest therein. CSS, LLC is a registered broker-dealer.

33 Symphony Asset Management LLC acts as the investment manager for CSV Limited with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by CSV. Eric Pagel is the portfolio manager for CSV on behalf of Symphony. Mr. Pagel and Symphony disclaim beneficial ownership of the securities held by CSV.

34 Dbag London is a subsidiary of Deutsche Bank AG, a publicly-held corporation. Dan Azzi is the portfolio manager for Dbag London with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Dbag London. Mr. Azzi disclaims beneficial ownership of the securities held by Dbag London. Dbag London is an affiliate of Deutsche Bank Securities Inc., a registered broker-dealer.

34A Represents shares of common stock issuable upon conversion of Vishay's Liquid Yield TM Option Notes due 2021.

35 Camden Asset Management, L.P. acts as the investment advisor for DeepRock & Co. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by DeepRock. Alex Lach is the portfolio manager for DeepRock on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by DeepRock.

36 Froley Revy Investment Co., Inc. acts as the investment advisor for the Delaware PERS with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the Delaware PERS. Andrea O'Connell is the chief executive officer of Froley Revy and the portfolio manager for the Delaware PERS on behalf of Froley Revy. Ms. O'Connell and Froley Revy disclaim beneficial ownership of the securities held by the Delaware PERS.

37 Advent Capital Management LLC acts as the investment advisor for the Delaware PERS with respect to the securities indicated in the table and as such has voting and dispositive power over such securities held by the Delaware PERS. Paul Latronica is the portfolio manager for the Delaware PERS on behalf of Advent. Mr. Latronica and Advent disclaim beneficial ownership of the securities held by the Delaware PERS.

38 Oaktree Capital Management, LLC acts as the investment advisor and agent for the Delta Airlines Master Trust-CV with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Lawrence Keele is a principal of Oaktree and the portfolio manager for the trust on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the trust.

39 Froley Revy Investment Co., Inc. acts as the investment advisor for the Delta Airlines Master Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust.

40 Oaktree Capital Management, LLC acts as the investment manager and agent for the Delta Pilots Disability Survivorship Trust-CV with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Lawrence Keele is a principal of Oaktree and the portfolio manager for the trust on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the trust.

41 DKR Capital Partners L.P. acts as the investment manager to DKR SoundShore Opportunity Holding Fund Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Tom Kirvaitis acts as the portfolio manager of the fund with respect to the securities indicated in the table on behalf of DKR Capital. Mr. Kirvaitis and DKR Capital disclaim beneficial ownership of the securities held by the fund.

42 Froley Revy Investment Co., Inc. acts as the investment advisor for Drury University with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the university. James Barry is a managing director of Froley Revy and the portfolio manager for the university on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the university.

43 Camden Asset Management, L.P. acts as the investment advisor for DuckBill & Co. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by DuckBill. Alex Lach is the portfolio manager for DuckBill on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by DuckBill.

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44    Froley Revy Investment Co., Inc. acts as the investment advisor for the
      Duke Endowment with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the endowment. Ravi Malik is a managing director of Froley Revy and the portfolio manager for the endowment on behalf of Froley Revy. Mr. Malik and Froley Revy disclaim beneficial ownership of the securities held by the endowment.

45 Ellsworth Convertible Growth & Income Fund, Inc. is a publicly-traded closed end investment fund. Davis Dinsmore Management Co. acts as the investment advisor for the fund.

46 Froley Revy Investment Co., Inc acts as investment advisor for Froley Revy Convertible Securities Fund and as such has voting and dispositive power over the securities held by the fund. James Barry is a managing director of Froley Revy and the portfolio manager for the fund on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

47 The Fore Convertible Star Trust is the controlling shareholder of the Fore Convertible Master Fund Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. David Egglishaw is the trustee of the Fore Convertible Star Trust. Mr. Egglishaw and Fore Convertible Star Trust disclaim beneficial ownership of the securities held by the fund.

48 FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners and the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners and FrontPoint Convertible Arbitrage Fund GP disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

49 Promethean Asset Management, LLC acts as the investment manager for Gaia Offshore Master Fund, Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. James F. O'Brien, Jr. is the controlling person of Promethean. Mr. O'Brien and Promethean disclaim beneficial ownership of the securities held by the fund.

50 Camden Asset Management, L.P. acts as the investment advisor for the General Motors Welfare Benefit Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Alex Lach is the portfolio manager for the trust on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the trust.

51 GLG Market Neutral Fund is a publicly-held company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. GLG Partners LP and GLG Partners Limited disclaim beneficial ownership of the securities held by the fund.

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

52 Camden Asset Management, L.P. acts as the investment advisor for the GMAM Group Pension Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Alex Lach is the portfolio manager for the trust on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the trust.

53 Advent Capital Management LLC acts as the investment manager for the Grady Hospital Foundation with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the foundation. Paul Latronica is the portfolio manager for the foundation on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the foundation.

54 Guggenheim Advisors LLC is the managing member of Guggenheim Portfolio Company (Cayman) VIII Ltd. and as such has voting and dispositive power over the securities held by the fund. Loren Katzovitc, Kevin Felix and Patrick Hughes are the managing members of Guggenheim Advisors. Messrs. Katzovitc, Felix and Hughes and Guggenheim Advisors disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

55 Froley Revy Investment Co., Inc. acts as the investment advisor for the Hawaiian Airlines Employees Pension Plan-IAM with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the pension plan. James Barry is a managing director of Froley Revy and the portfolio manager for the pension plan on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the pension plan.

56 Froley Revy Investment Co., Inc. acts as the investment advisor for the Hawaiian Airlines Pension Plan for Salaried Employees with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the pension plan. James Barry is a managing director of Froley Revy and the portfolio manager for the pension plan on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the pension plan.

57 Froley Revy Investment Co., Inc. acts as the investment advisor for the Hawaiian Airlines Pilots Retirement Plan with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the pension plan. James Barry is a managing director of Froley Revy and the portfolio manager for the pension plan on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the retirement plan.

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

58 Advent Capital Management LLC acts as the investment manager for Hfr Arbitrage Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Paul Latronica is the portfolio manager for the fund on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the fund.

59 Zazove Associates, LLC acts as the investment manager for HFR CA Select Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. John Zerweck is the portfolio manager for the fund on behalf of Zazove Associates. Mr. Zerweck and Zazove Associates disclaim beneficial ownership of the securities held by the fund.

60 Froley Revy Investment Co., Inc. acts as the investment advisor for the Hillbloom Foundation with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the foundation. James Barry is a managing director of Froley Revy and the portfolio manager for the foundation on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by the foundation.

61 Froley Revy Investment Co., Inc. acts as the investment advisor for the ICI American Holdings Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Andrea O'Connell is the chief executive officer of Froley Revy and the portfolio manager for the trust on behalf of Froley Revy. Ms. O'Connell and Froley Revy disclaim beneficial ownership of the securities held by the trust.

62 Symphony Asset Management LLC acts as the investment manager for IMF Convertible Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Eric Pagel is the portfolio manager for the fund on behalf of Symphony. Mr. Pagel and Symphony disclaim beneficial ownership of the securities held by the fund.

63 Charlotte Chui is the portfolio manager for JP Morgan Securities Inc. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by JP Morgan. Ms. Chui disclaims beneficial ownership of the securities held by JP Morgan. JP Morgan Securities Inc. is a registered broker-dealer.

63A Represents shares of common stock issuable upon conversion of Vishay's Liquid Yield TM Option Notes due 2021.

64 Camden Asset Management, L.P. acts as the investment advisor for the John Deere Pension Plan with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the pension plan. Alex Lach is the portfolio manager for the pension plan on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the pension plan.

65 KBC Financial Products (Cayman Islands) Ltd. is a wholly-owned subsidiary of KBC Bank N.V., a publicly-held corporation. Luke Edwards is a managing director of KBC

      Cayman and as such has voting and dispositive power over the securities held by KBC Cayman. Mr. Edwards disclaims beneficial ownership of the securities held by KBC Cayman. KBC Financial Products (Cayman Islands) Ltd. is an affiliate of KBC Financial Products USA Inc., a registered broker-dealer.

66 KBC Financial Products USA Inc. is a wholly-owned subsidiary of KBC Bank Holding N.V., a publicly-held corporation. Luke Edwards is a managing director KBC USA and as such has voting and dispositive power over the securities held by KBC USA. Mr. Edwards disclaims beneficial ownership of the securities held by KBC USA. KBC Financial Products USA Inc. is a registered broker-dealer.

67 TQA Investors, L.L.C. acts as the investment manager for LDG Limited with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by LDG. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero are the investment advisors and the portfolio managers for LDG on behalf of TQA Investors. Messrs. Butman, Idone, Esser, Bucci, Tesoriero and TQA Investors disclaim beneficial ownership of the securities held by LDG.

68 TQA Investors, L.L.C. acts as the investment manager for Lexington Vantage Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Robert Butman, John Idone and Paul Bucci are the investment advisors and the portfolio managers for the fund on behalf of TQA Investors. Messrs. Butman, Idone and Bucci and TQA Investors disclaim beneficial ownership of the securities held by the fund.

69 Quest Investment Management LLC acts as the investment manager for Lighthouse Multi - Strategy Master Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Frank Campana and James Doolin are the controlling persons of Quest Investment. Messrs. Campana and Doolin and Quest Investment disclaim beneficial ownership of the securities held by the fund.

70 Froley Revy Investment Co., Inc. acts as the investment advisor for the Louisiana CCRF with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Andrea O'Connell is the chief executive officer of Froley Revy and the portfolio manager for the fund on behalf of Froley Revy. Ms. O'Connell and Froley Revy disclaim beneficial ownership of the securities held by the fund.

71 Advent Capital Management LLC acts as the investment manager for Lyxor with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Lyxor. Paul Latronica is the portfolio manager for Lyxor on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by Lyxor.

72 Context Capital Management, LLC acts as the investment manager for Lyxor/ Context Fund LTD with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Michael Rosen and William

      Fertig are the managing members of Context Capital and the portfolio managers for the fund on behalf of Context Capital. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the fund. Lyxor/Context Fund LTD is an affiliate of Societe Generale, a registered broker-dealer.

73 Promethean Asset Management, LLC acts as the investment manager for Lyxor/Gaia II Fund Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. James F. O'Brien, Jr. is the controlling person of Promethean. Mr. O'Brien and Promethean disclaim beneficial ownership of the securities held by the fund.

74 Bruce McMahan, Saul Schwartzman and John Gordon are the investment advisors of Lyxor Master Fund and as such have voting and dispositive power over the securities held by the fund. Messrs. McMahan, Schwartzman and Gordon disclaim beneficial ownership of the securities held by the fund.

75 J.T. Hensen and John Null act as the investment managers of Man Convertible Bond Master Fund, Ltd. and as such have voting and dispositive power over the securities held by the fund. Messrs. Hensen and Null disclaim beneficial ownership of the securities held by the fund.

76 Man Diversified Funds II Limited is the controlling shareholder of Man Mac 1 Limited. Albany Management Company Ltd. and Man Holdings plc are the controlling shareholders of Man Diversified Funds II Limited and as such have voting and dispositive power over the securities held by the fund. Albany Management is owned by Argonaut Limited. The controlling shareholder of Argonaut is Michael Collins. Man Holdings is a subsidiary of Man Group plc, which is a publicly traded UK company. Mr. Collins, Albany Management, Argonaut Limited, Man Holdings, the Man Group and Man Diversified Funds II Limited disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

77 Bruce McMahan is the general partner of McMahan Securities Co. L.P. and as such has voting and dispositive power over the securities held by the fund. Mr. McMahan disclaims beneficial ownership of the securities held by the fund except for its pecuniary interest therein. McMahan is a registered broker-dealer.

78 Advent Capital Management LLC acts as the investment manager for Merrill Lynch Insurance Group with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the group. Paul Latronica is the portfolio manager for the group on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the group.

79 Oaktree Capital Management, LLC acts as the investment manager and agent for Microsoft Corporation with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Microsoft. Lawrence Keele is a principal of Oaktree and is the portfolio manager for Microsoft on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by Microsoft.

80 Oaktree Capital Management, LLC acts as the investment manager and agent for the Motion Picture Industry Health Plan-Active Member Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the fund on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the fund.

81 Oaktree Capital Management, LLC acts as the investment manager and agent for the Motion Picture Industry Health Plan-Retiree Member Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the fund on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the fund.

82 Advent Capital Management LLC acts as the investment manager for Municipal Employees with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Municipal Employees. Paul Latronica is the portfolio manager for Municipal Employees on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by Municipal Employees.

83 Context Capital Management, LLC acts as the investment manager for National Bank of Canada with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the bank. Michael Rosen and William Fertig are the managing members of Context Capital and the portfolio managers for the bank on behalf of Context Capital. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the bank. National Bank of Canada is an affiliate of Putnam Lovell, a registered broker-dealer.

84 Bank of America Capital Management acts as the investment advisor for Nations Convertible Securities Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Ed Cassens and Emma Yanfang C. Yan are the portfolio managers for the fund on behalf of Bank of America Capital Management. Mr. Cassens is also a director of Bank of America Capital Management. Mr. Cassens and Ms. Yan disclaim beneficial ownership of the securities held by the fund.

85 Advent Capital Management LLC acts as the investment manager for the New Orleans Firefighters Pension/Relief Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Paul Latronica is the portfolio manager for the fund on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the fund.

86 Robert Citrino is the managing director of Nomura Securities International Inc. and as such has voting and dispositive power over the securities held by Nomura. Mr. Citrino disclaims beneficial ownership of the securities held by Nomura except for his pecuniary interest therein. Nomura is a registered broker-dealer.

87 Advent Capital Management LLC acts as the investment manager for Occidental Petroleum with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Occidental. Paul Latronica is the portfolio manager for Occidental on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by Occidental.

88 Oaktree Capital Management, LLC acts as the investment manager and agent for the OCM Convertible Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the trust on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the trust.

89 UBS O'Connor L.L.C. acts as the investment advisor for O'Connor Global Convertible Arbitrage Master Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. UBS O'Connor L.L.C. is a subsidiary of UBS AG, which is a publicly-held company. UBS AG is an affiliate of UBS Investment Bank, a registered broker-dealer.

90 Ted Everett is the portfolio manager for Oppenheimer Convertible Securities Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Mr. Everett disclaims beneficial ownership of the securities held by the fund except for his pecuniary interest therein. The fund is an affiliate of Oppenheimer Funds Distributors, Inc., which is a registered broker-dealer.

91 Camden Asset Management, L.P. acts as the investment advisor for Peoples Benefit Life Insurance Company Teamsters with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Peoples Benefit Life. Alex Lach is the portfolio manager for Peoples Benefit Life on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by Peoples Benefit Life.

92 Advent Capital Management LLC acts as the investment manager for Pro-mutual with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Pro-mutual. Paul Latronica is the portfolio manager for Pro-mutual on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by Pro-mutual.

93 Froley Revy Investment Co., Inc. acts as the investment advisor for Prudential Insurance Company of America with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Prudential. Andrea O'Connell is the chief executive officer of Froley Revy and the portfolio manager for Prudential on behalf of Froley Revy. Ms. O'Connell and Froley Revy disclaim beneficial ownership of the securities held by Prudential.

94 Putnam Investment Management, LLC acts as the investment manager and advisor for the Putnam Convertible Income Growth Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Putnam Investment Management disclaims beneficial ownership of the securities held by the trust.

95 Quest Investment Management LLC acts as the investment manager for Quest Global Convertible Master Fund Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Frank

      Campana and James Doolin are the controlling persons of Quest Investment. Messrs. Campana and Doolin and Quest Investment disclaim beneficial ownership of the securities held by the fund.

96 Oaktree Capital Management, LLC acts as the investment manager and agent for the Qwest Occupational Health Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the trust on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the trust.

97 Symphony Asset Management, LLC is the general partner and investment manager of Rhapsody Fund, L.P. Eric Pagel is the portfolio manager for the fund on behalf of Symphony and as such has voting and dispositive power over the securities held by the fund. Mr. Pagel and Symphony disclaim beneficial ownership of the securities held by the fund.

98 Camden Asset Management, L.P. acts as the investment advisor for the Retail Clerks Pension Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Alex Lach is the portfolio manager for the trust on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the trust.

99 Camden Asset Management, L.P. acts as the investment advisor for the Retail Clerks Pension Trust # 2 with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Alex Lach is the portfolio manager for the trust on behalf of Camden. Mr. Lach and Camden disclaims beneficial ownership of the securities held by the trust.

100 Pursuant to investment agreements, S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC act as the investment managers for S.A.C. Capital Associates, LLC and as such have voting and dispositive power over the securities held by Capital Associates including with respect to the securities indicated in the table. Steven A. Cohen controls both SAC Advisors and SAC Management. Mr. Cohen, SAC Advisors and SAC Management disclaim beneficial ownership of the securities held by Capital Associates.

101 Zazove Associates, LLC acts as the investment manager for the San Diego County Employee Retirement Association with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the association. John Zerweck is the portfolio manager for the fund on behalf of Zazove Associates. Mr. Zerweck and Zazove Associates disclaim beneficial ownership of the securities held by the association.

102 TQA Investors, L.L.C. acts as the investment manager for the Sphinx Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Robert Butman, John Idone and Paul Bucci are the investment advisors and the portfolio managers for the fund on behalf of TQA Investors.

      Messrs. Butman, Idone and Bucci and TQA Investors disclaim beneficial ownership of the securities held by the fund.

103 Camden Asset Management, L.P. acts as the investment advisor for St. Albans Partners Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by St. Albans Partners. Alex Lach is the portfolio manager for St. Albans Partners on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by St. Albans Partners.

104 Oaktree Capital Management, LLC acts as the investment manager and agent for the State Employees' Retirement Fund of the State of Delaware with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the fund on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the fund.

105 Advent Capital Management LLC acts as the investment manager for the State of Maryland Retirement Agency with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the agency. Paul Latronica is the portfolio manager for the agency on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the agency.

106 Froley Revy Investment Co., Inc. acts as the investment advisor for State of Oregon/Equity with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by State of Oregon/Equity. Andrea O'Connell is the chief executive officer of Froley Revy and the portfolio manager for State of Oregon Equity on behalf of Froley Revy. Ms. O'Connell and Froley Revy disclaim beneficial ownership of the securities held by State of Oregon/Equity.

107 Froley Revy Investment Co., Inc. acts as the investment advisor for the State of Oregon/SAIF Corporation with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by State of Oregon/SAIF. James Barry is a managing director of Froley Revy and the portfolio manager for State of Oregon/SAIF on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by State of Oregon/SAIF.

108 J.T. Hensen and John Null act as the investment managers for St. Thomas Trading, Ltd. with respect to the securities indicated in the table and as such have voting and dispositive power over the securities held by St. Thomas Trading. Messrs. Hensen and Null disclaim beneficial ownership of the securities held by St. Thomas Trading.

109 Froley Revy Investment Co., Inc. acts as investment advisor for Sygenta AG with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Sygenta. Andrea O'Connell is the chief executive officer of Froley Revy and the portfolio manager for Sygenta on behalf of Froley Revy. Ms. O'Connell and Froley Revy disclaim beneficial ownership of the securities held by Sygenta.

110 Quest Investment Management LLC acts as the investment manager for TAA - Lyxor / Quest Fund Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Frank Campana and James Doolin are the controlling persons of Quest Investment. Messrs. Campana and Doolin and Quest Investment disclaim beneficial ownership of the securities held by the fund.

111 Advent Capital Management LLC acts as the investment manager for Tag Associates with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Tag Associates. Paul Latronica is the portfolio manager for Tag Associates on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by Tag Associates.

112 TD Securities (USA) Inc. is a subsidiary of Toronto Dominion Bank, a publicly-held corporation. Fore Advisors LP is the portfolio manager for TD Securities. TD Securities is a registered broker-dealer.

113 Edward Toy is a managing director of Teachers Insurance and Annuity Association of America and has voting and dispositive power over the securities held by Teachers. Mr. Toy disclaims beneficial ownership of the securities held by Teachers.

114 Advent Capital Management LLC acts as the investment manager for The Grable Foundation with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the foundation. Paul Latronica is the portfolio manager for the foundation on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the foundation.

115 TQA Investors, L.L.C. acts as the investment manager for TQA Master Fund, Ltd. and as such has voting and dispositive power over the securities held by the fund. Robert Butman, John Idone and Paul Bucci are the investment advisors and the portfolio managers for the fund on behalf of TQA Investors. Messrs. Butman, Idone and Bucci and TQA Investors disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

116 TQA Investors, L.L.C. acts as the investment manager for TQA Master Plus, Ltd. and as such has voting and dispositive power over the securities held by the fund. Robert Butman, John Idone and Paul Bucci are the investment advisors and the portfolio managers for the fund on behalf of TQA Investors. Messrs. Butman, Idone and Bucci and TQA Investors disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

117 TQA Investors, L.L.C. acts as the investment manager for TQA Special Opportunities Master Fund Ltd. and as such has voting and dispositive power over the securities held by the fund. Robert Butman, John Idone and Paul Bucci are the investment advisors and the portfolio managers for the fund on behalf of TQA Investors. Messrs. Butman, Idone and Bucci and TQA Investors disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

118 Advent Capital Management LLC acts as the investment manager for Trustmark Insurance with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Trustmark. Paul Latronica is the portfolio manager for Trustmark on behalf of Advent Capital. Mr. Latronica and

      Advent Capital disclaim beneficial ownership of the securities held by Trustmark.

119 Froley Revy Investment Co., Inc. acts as the investment advisor for US Bank FBO Benedictine Health Systems with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Benedictine Health Systems. James Barry is a managing director of Froley Revy and the portfolio manager for Benedictine Health Systems on behalf of Froley Revy. Mr. Barry and Froley Revy disclaim beneficial ownership of the securities held by Benedictine Health Systems.

120 Oaktree Capital Management, LLC acts as investment advisor and agent for the Vanguard Convertible Securities Fund, Inc. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the fund on behalf of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the fund.

121 Wachovia Bank National Association is a wholly-owned subsidiary of Wachovia Corporation, a publicly-held corporation. Eric Payton is the portfolio manager for Wachovia Bank with respect to the securities indicated in the table. Wachovia Bank is an affiliate of Wachovia Capital Markets LLC, a registered broker-dealer.

122 Wachovia Capital Markets LLC is a wholly-owned subsidiary of Wachovia Corporation, a publicly-held corporation. Eric Grant is the portfolio manager for Wachovia Capital Markets with respect to the securities indicated in the table. Wachovia Capital Markets LLC is a registered broker-dealer.

123 Shawn Bergerson is the portfolio manager for Waterstone Market Neutral Offshore Fund, Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Mr. Bergerson disclaims beneficial ownership of the securities held by the fund.

124 Shawn Bergerson is the portfolio manager for Waterstone Market Neutral Fund, L.P. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Mr. Bergerson disclaims beneficial ownership of the securities held by the fund.

125 Bruce McMahan, Saul Schwartzman and John Gordon are the investment advisors of Xavex Convertible Arbitrage 2 Fund and as such have voting and dispositive power over the securities held by this fund. Messrs. McMahan, Schwartzman and Gordon disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest in them.

126 TQA Investors, L.L.C. acts as the investment manager for Xavex Convertible Arbitrage 7 Fund and as such has voting and dispositive power over the securities held by the fund. Robert Butman, John Idone and Paul Bucci are the investment advisors and the portfolio managers for the fund on behalf of TQA Investors. Messrs. Butman, Idone and Bucci and TQA Investors disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

127 Bruce McMahan, Saul Schwartzman and John Gordon are the investment advisors of Xavex Convertible Arbitrage 10 Fund and as such have voting and dispositive power over the securities held by the fund. Messrs. McMahan, Schwartzman and Gordon disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

128 Camden Asset Management, L.P. acts as the investment advisor for Yield Strategies Fund I, L.P. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Alex Lach is the portfolio manager for the fund on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the fund.

129 Camden Asset Management, L.P. acts as the investment advisor for Yield Strategies Fund II, L.P. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Alex Lach is the portfolio manager for the fund on behalf of Camden. Mr. Lach and Camden disclaim beneficial ownership of the securities held by the fund.

130 Zazove Associates, LLC acts as the investment manager for Zazove Convertible Arbitrage Fund L.P. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. John Zerweck is the portfolio manager for the fund on behalf of Zazove Associates. Mr. Zerweck and Zazove Associates disclaim beneficial ownership of the securities held by the fund.

131 Zazove Associates, LLC acts as the investment manager for Zazove Hedged Convertible Fund L.P. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. John Zerweck is the portfolio manager for the fund on behalf of Zazove Associates. Mr. Zerweck and Zazove Associates disclaim beneficial ownership of the securities held by the fund.

132 Zazove Associates, LLC acts as the investment manager for Zazove Income Fund L.P. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. John Zerweck is the portfolio manager for the fund on behalf of Zazove Associates. Mr. Zerweck and Zazove Associates disclaim beneficial ownership of the securities held by the fund.

133 Froley Revy Investment Co., Inc. acts as the investment advisor for the Zeneca Holdings Trust with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Andrea O'Connell is the chief executive officer of Froley Revy and the portfolio manager for the trust on behalf of Froley Revy. Ms. O'Connell and Froley Revy disclaim beneficial ownership of the securities held by the trust.

134 Bruce McMahan, Saul Schwartzman and John Gordon are the investment advisors of Zurich Institutional Benchmark Master Fund LTD and as such have voting and dispositive power over the securities held by the fund. Messrs. McMahan, Schwartzman and Gordon disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

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

135 TQA Investors, L.L.C. acts as the investment manager for Zurich Institutional Benchmarks Master Fund LTD. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Robert Butman, John Idone and Paul Bucci are the investment advisors and the portfolio managers for the fund on behalf of TQA Investors. Messrs. Butman, Idone and Bucci and TQA Investors disclaim beneficial ownership of the securities held by the fund.

136 Zazove Associates, LLC acts as the investment manager for Zurich Institutional Benchmarks Master Fund LTD. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. John Zerweck is the portfolio manager for the fund on behalf of Zazove Associates. Mr. Zerweck and Zazove Associates disclaim beneficial ownership of the securities held by the fund.

137 Advent Capital Management LLC acts as the investment manager for the 1976 Distribution Trust FBO A.R. Lauder/Zinterhofer with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Paul Latronica is the portfolio manager for the trust on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the trust.

138 Advent Capital Management LLC acts as the investment manager for the 2000 Revocable Trust FBO A.R. Lauder/Zinterhofer with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the trust. Paul Latronica is the portfolio manager for the trust on behalf of Advent Capital. Mr. Latronica and Advent Capital disclaim beneficial ownership of the securities held by the trust.

                             PLAN OF DISTRIBUTION

      The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes or common stock from the selling securityholders in non-sale transfers, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

      The notes and the underlying common stock may be sold in one or more transactions at:

      o     fixed prices that may be changed;

      o     prevailing market prices at the time of sale;

      o     prices' related to the prevailing market prices;

      o     varying prices determined at the time of sale; or

      o     negotiated prices.

      These sales may be effected in transactions, which may involve cross or block transactions, in the following manner:

      o on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

      o     in the over-the-counter-market;

      o in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

      o through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

      o     through any combination of the foregoing.

      Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the underlying common stock short and deliver the notes and underlying common stock to close out short positions or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell such securities.

      Selling securityholders may sell or transfer their notes and shares of common stock issuable upon conversion of the notes other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

      The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and common stock into which the notes are convertible may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the common stock into which the notes are convertible may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

      Our common stock is listed for trading on the New York Stock Exchange. Since their initial issuance, the notes have been eligible for trading on the PORTAL markets of the New York Stock Exchange. However, notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated interdealer quotation system on or any securities exchange. Accordingly, we cannot guarantee that any trading market will develop for the notes.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. In addition, selling securityholders who are deemed to be "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 of the Securities Act.

      The selling securityholders and any other persons participating in the distribution of the notes and the underlying common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of the notes and underlying common stock by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person participating in the distribution to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying common stock.

      If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registra-tion of the notes and the common stock, except that the selling securityholders will pay all brokers' commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See "Notes -- Registration Rights" above.

                                LEGAL MATTERS

      The validity of the notes and common stock underlying the notes is being passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                   EXPERTS

      The consolidated financial statements of Vishay Intertechnology, Inc. appearing in Vishay's Annual Report (Form 10-K/A) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. The file number under the Securities Exchange Act of 1934 for our SEC filings is No. 1-07416. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.

      This prospectus "incorporates by reference" information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities covered by this prospectus are sold by the selling securityholders:

      o Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002;

      o Our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

      o Our Current Reports on Form 8-K filed on January 23, 2003, August 1, 2003, August 8, 2003 and February 5, 2004 and Current Report on Form 8-K/A filed on February 26, 2003; and

      o The description of our common stock set forth in our Registration Statement on Form 8-A filed on December 27, 1983, including any amendment or reports filed for the purpose of updating such description.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Vishay Intertechnology, Inc.
      63 Lincoln Highway
      Malvern, PA 19355

      Attn: William J. Spires
      (610) 644-1360

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

      The Registrant is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the Registrant in connection with this Registration Statement and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

      SEC registration fee                  $40,450.00
      Legal fees and expenses               $75,000.00
      Accounting fees and expenses          $25,000.00
      Printing and engraving expenses       $50,000.00
      Miscellaneous                          $9,550.00
                                        ---------------
      Total                                $200,000.00


Item 15. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Vishay, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of Vishay, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Vishay unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      Vishay's certificate of incorporation provides that every person who is or was a director, officer, employee or agent of Vishay or of any other company, including another corporation, partnership, joint venture, trust or other enterprise which such person serves or served as such at Vishay's request shall be indemnified by Vishay against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of Vishay or by anyone else by reason of such person being or having been a director, officer, employee or agent of Vishay or any act or omission of such person in such capacity. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the Board of Directors of Vishay or in the opinion of independent legal counsel, in the case of a derivative action, such person acted without negligence or misconduct in the performance of his duty to Vishay or in the case of a third-party action, such person acted in good faith in what he reasonably believed to be in the best interests of Vishay and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interest of Vishay and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law. Vishay's certificate of incorporation further provides that no director shall have any personal liability to Vishay or to its stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

      Vishay maintains $100 million of insurance to reimburse the directors and officers of Vishay and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Vishay or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Vishay pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 16. Exhibits

 Exhibit No.              Description
 -----------              -----------

     4.1*      Indenture, dated as of August 6, 2003, by and between Vishay
               Intertechnology, Inc. and Wachovia Bank, National Association
     4.2*      Registration Rights Agreement, dated as of August 6, 2003, by and among Vishay Intertechnology, Inc. and J.P. Morgan
               Securities Inc., Banc of America Securities LLC and Wachovia
               Capital Markets, LLC
     5.1*      Form of Opinion of Kramer Levin Naftalis & Frankel LLP
     8.1*      Form of Opinion of Kramer Levin Naftalis & Frankel LLP as to tax
               matters
    12.1+      Statement regarding Computation of Ratio of Earnings to Fixed
               Charges
    23.1+      Consent of Ernst & Young LLP
    23.2*      Consent of Kramer Levin Naftalis & Frankel LLP (included in
               Exhibit 5.1 and Exhibit 8.1)
    24.1*      Power of Attorney (all directors other than Zvi Grinfas)
    24.2+      Power of Attorney (for director Zvi Grinfas)
    25.1*      Statement of Eligibility of Wachovia Bank, National Association
               to act as trustee under the Indenture under the Trust Indenture
               Act of 1939

*  Previously filed.
+  Filed herewith.

Item 17. Undertakings

      (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 5th day of February, 2004.

                                    VISHAY INTERTECHNOLOGY, INC.

                                    By: /S/ FELIX ZANDMAN
                                       ----------------------------
                                       Dr. Felix Zandman
                                       Chairman of the Board
                                       and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on the 5th day of February, 2004 in the capacities indicated below.

    SIGNATURE                             TITLE
    ---------                             -----

/S/ FELIX ZANDMAN            Director, Chairman of the Board, and Chief
--------------------------   Executive Officer (Principal Executive Officer)
DR. FELIX ZANDMAN

         *                   Executive Vice President, Treasurer and Chief
--------------------------   Financial Officer (Principal Financial and
                             Accounting Officer)

RICHARD N. GRUBB
         *                   Director
--------------------------
PHILLIPE GAZEAU

/S/ ZVI GRINFAS              Director
--------------------------
ZVI GRINFAS

         *                   Director
--------------------------
ELI HURVITZ

         *                   Director, President and Chief Operating Officer
--------------------------
GERALD PAUL

          *                  Director
--------------------------

DR. ABRAHAM LUDOMIRSKI *     Director
--------------------------

DR. EDWARD B. SHILS *        Director
--------------------------
ZIV SHOSHANI

          *                  Director
--------------------------
MARK I. SOLOMON

          *                  Director
--------------------------
JEAN-CLAUDE TINE

          *                  Director and Vice Chairman of the Board
--------------------------
MARC ZANDMAN

          *                  Director
--------------------------
RUTA ZANDMAN



*  By: /s/ FELIX ZANDMAN
      --------------------------
      FELIX ZANDMAN
      as Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                        Description
     -------                        -----------

      4.1*        Indenture, dated as of August 6, 2003, by and between Vishay
                  Intertechnology, Inc. and Wachovia Bank, National Association
      4.2*        Registration Rights Agreement, dated as of August 6, 2003, by and among Vishay Intertechnology, Inc. and J.P. Morgan
                  Securities Inc., Banc of America Securities LLC and Wachovia
                  Capital Markets, LLC
      5.1*        Form of Opinion of Kramer Levin Naftalis & Frankel LLP
      8.1*        Form of Opinion of Kramer Levin Naftalis & Frankel LLP as to
                  tax matters
      12.1+       Statement regarding Computation of Ratio of Earnings to Fixed
                  Charges
      23.1+       Consent of Ernst & Young LLP
      23.2*       Consent of Kramer Levin Naftalis & Frankel LLP (included in
                  Exhibit 5.1 and Exhibit 8.1)
      24.1*       Power of Attorney (all directors other than Zvi Grinfas)
      24.2+       Power of Attorney (for director Zvi Grinfas)
      25.1*       Statement of Eligibility of Wachovia Bank, National
                  Association to act as trustee under the Indenture under the Trust Indenture Act of 1939

  *  Previously filed.
  +  Filed herewith.